Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

of

ALBANY SAFRAN COMPOSITES, LLC

Dated as of November 8, 2013

THE SECURITIES ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANYO PERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

ALBANY SAFRAN COMPOSITES, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANYO PERATING AGREEMENT (this “Agreement”) of Albany Safran Composites, LLC, a Delaware limited liability company (the “Company”), dated as of November 8, 2013, is entered into by and among the Company and Albany Engineered Composites, Inc., a New Hampshire corporation (“Albany”), Safran Aerospace Composites, Inc., a Delaware corporation (“Safran”), and such other Members as may be listed on Schedule A from time to time, as members of the Company (each, a “Member” and collectively, the “Members”), and, solely with respect to its obligations under Section 3.09, Section 12.02 and Article XIII, Albany International Corp., a Delaware corporation (“Albany International”), and, solely with respect to its obligations under Section 7.05(h), Section 7.05(i), Article XII and Article XIII, Safran, S.A., a French société anonyme (“Safran S.A.”).

WITNESSETH:

WHEREAS, an authorized person executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Formation (as amended from time to time, the “Certificate of Formation”) of the Company on May 22, 2013 (the “Formation Date”) in order to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, Albany, as the initial member of the Company, entered into the Limited Liability Company Operating Agreement of the Company, dated as of May 22, 2013 (the “Existing Agreement”);

WHEREAS, prior to the date of this Agreement (the “Agreement Date”), Albany owned all of the Membership Units;

WHEREAS, the Members desire to cause the Company to engage in the Business;

WHEREAS, on or promptly following the Agreement Date, and from time to time thereafter, Safran or one of its Affiliates, on the one hand, and the Company or a Subsidiary of the Company, on the other hand, shall enter into such leases or subleases, in such form as the parties thereto hereafter agree, as shall reasonably be necessary for Safran and its Affiliates to make available to the Company and its Subsidiaries such real property and facilities as shall reasonably be necessary for the operation of the Business;

WHEREAS, pursuant to and in accordance with the Contribution Agreements, on or prior to the Agreement Date, and effective as of 11:59pm local time on October 31, 2013 (the “Effective Time”), Safran S.A., on behalf of Safran, and Albany have made certain contributions

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to the Company in exchange for Membership Units as set forth herein and in the Contribution Agreements;

WHEREAS, pursuant to and in accordance with the Albany Contribution Agreement, Albany has contributed 100% of the equity interests in Albany Engineered Composites SAS, a société par actions simplifiée organized in France (“ASC France”), to the Company, and ASC France has become a direct wholly owned subsidiary of the Company;

WHEREAS, pursuant to and in accordance with the Albany Contribution Agreement, Albany has assigned to the Company, and the Company has assumed and accepted, all of Albany’s rights and obligations under the Long Term Supply Agreement;

WHEREAS, on or prior to the Agreement Date, and effective as of the Effective Time, Albany and Safran have entered into the Intellectual Property Agreements with the Company that provide for their respective rights and obligations regarding the Albany Technology, the Safran Technology and the Company IP that shall govern during and shall survive the term of this Agreement;

WHEREAS, on or prior to the Agreement Date, and effective as of the Effective Time, Albany and the Company have entered into the Services Agreement, pursuant to which Albany and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall provide certain services to each other;

WHEREAS, the Company desires to manufacture for and supply to Safran S.A. and its Affiliates, and Safran S.A. and its Affiliates desire to procure from the Company, Advanced Composite 3D Parts, in each case pursuant to and in accordance with one or more present or future Industrial and Technical Agreements, Long Term Supply Agreements, or other agreements or arrangements; and

WHEREAS, the Member who is party to the Existing Agreement desires to amend and restate the Existing Agreement in its entirety in order to, among other things, (i) admit Safran as a new Member; (ii) provide for the management of the Company; and (iii) set forth the respective rights and obligations of Members of the Company generally.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the Parties as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” has the meaning set forth in the recitals.

“Additional Capital Contribution” means any Capital Contribution made by any Member on or after the Agreement Date, other than the Initial Capital Contributions.

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“Advance Amount” has the meaning set forth in Section 4.04.

“Advanced Composite 3D Parts” means 3D woven preforms and resin-injected parts made from 3D woven preforms.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that (a) no Member or any of its Affiliates (excluding the Company and its Subsidiaries) shall be deemed an Affiliate of the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Member or any of its Affiliates (excluding the Company and its Subsidiaries).

“Affiliate Transferee” has the meaning set forth in Section 7.03(a).

“Agreed Space” means Advanced Composite 3D Parts for use in the Core Perimeter and the Extended Perimeter, but excluding any military products of Safran S.A. or any of its Affiliates that may not be sourced from the Company pursuant to applicable Law; provided, that the Parties shall use commercially reasonable efforts to obtain from the applicable Governmental Authority any consent, approval, order, permit, license or authorization required by applicable Law to allow such products to be sourced from the Company.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the recitals.

“Albany” has the meaning set forth in the preamble.

“Albany Contribution Agreement” means that certain Contribution Agreement, of even date herewith, between the Company and Albany.

“Albany Facility” has the meaning set forth in the definition of Preferred Return.

“Albany International” has the meaning set forth in the preamble.

“Albany International Board” has the meaning set forth in Section 7.05(a).

“Albany IPLA” means that certain Albany Intellectual Property License Agreement, of even date herewith, by and among the Company and Albany.

“Albany Manager” has the meaning set forth in Section 5.01(b).

“Albany Officers” has the meaning set forth in Section 6.02(a).

“Albany Permitted Contract” has the meaning set forth in the Albany IPLA.

“Albany Software” has the meaning set forth in Section 7.05(d).

“Albany Technology” has the meaning set forth in the Albany IPLA.

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“Annual Business Plan” has the meaning set forth in Section 5.09(b).

“ASC France” has the meaning set forth in the recitals.

“Bankruptcy” has the meaning set forth in Section 10.01(c).

“Board” has the meaning set forth in Section 5.01(a).

“Business” means the design, development and manufacturing of Advanced Composite 3D Parts within the Agreed Space. For the avoidance of doubt, the Business does not include (a) any application derived from composite technologies other than 3D-weaving for Advanced Composite 3D Parts or (b) any 3D-woven applications outside of the Agreed Space.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Calculation Date” means, in respect of any allocation or distribution (including upon liquidation), the date on which such amounts are allocated or distributed, as the case may be, by the Company.

“Capital Account” has the meaning set forth in Section 3.06(a).

“Capital Contribution” means, with respect to any Member, an amount of cash or other consideration contributed by such Member to the Company.

“Cause” means, with respect to any employee or officer of the Company or any of its Subsidiaries or any Manager, (a) undertaking a position in competition with the Company, Albany or any of their respective Affiliates; (b) causing substantial harm to the Company, Albany, Safran or any of their respective Affiliates with intent to do so or as a result of gross negligence in the performance of his or her duties; (c) wrongfully and substantially enriching himself or herself at the expense of the Company, Safran, Albany or any of their respective Affiliates; (d) the indictment of such employee, officer or Manager, as applicable, or a plea of guilty or nolo contendere by such employee, officer or Manager, as applicable, to any felony or other serious crime; or (e) failing to perform the duties of such employee, officer or Manager, as applicable, in an adequate and proper manner in accordance with the instructions communicated to such individual by his or her direct supervisor, if any.

“Certificate of Formation” has the meaning set forth in the recitals.

“CFO” has the meaning set forth in Section 6.02(a). “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Common Capital” means, with respect to any Common Member, the amount designated on Schedule B as Common Capital with respect to such Member.

“Common Member” means any Member that holds Common Membership Units, in such Member’s capacity as a holder of such Membership Units.

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“Common Membership Units” has the meaning set forth in Section 3.01(a).

“Company” has the meaning set forth in the preamble.

“Company Technology” has the meaning set forth in the Intellectual Property Agreements.

“Competing Assets” has the meaning set forth in Section 12.02.

“Competing Entity” has the meaning set forth in Section 12.02.

“Competitor” means a Person that manufactures gas turbine engines, rocket engines or other products within the Agreed Space or significant systems or sub-systems used in (a) gas turbine engines and rocket engines, (b) thrust reversers and nacelle structures intended for use with gas turbine engines, (c) aircraft landing and braking systems, and (d) other parts used by Safran S.A. or any of its Affiliates to be agreed pursuant to the General Collaboration Agreement.

“Contribution Agreements” means the Albany Contribution Agreement and the Safran Contribution Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Core Perimeter” means the specific 3D woven preform applications defined in any and all Industrial and Technical Agreements executed by Safran S.A. or any of its Affiliates and Albany International or any of its Affiliates pursuant to the General Collaboration Agreement and elected by Albany International or Safran S.A. pursuant to the exclusivity rules detailed in Article 4.1 of the General Collaboration Agreement.

“Cumulative EBITDA” means the cumulated consolidated EBITDA of the Company and its Subsidiaries realized over the last four (4) completed fiscal quarters immediately preceding the Exercise Date.

“Deadlock Event” means (a) a failure to obtain the approval of the Board with respect to any action listed in Section 5.02; (b) any dispute under the Albany IPLA or the Safran IPLA; or (c) a dispute between Albany and Safran with respect to any material business or management issue.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable asset for such Fiscal Year for federal income tax purposes, except that (a) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Treasury Regulation Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an

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amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board; provided, further, that, notwithstanding anything to the contrary in this Agreement, with respect to any Quarterly Performance Report, any Five Year Business Plan, any Annual Business Plan, or any report to be provided by the Company pursuant to Section 8.03 or Section 8.04 of this Agreement, Depreciation shall be determined in accordance with GAAP.

“EBITDA” shall mean, for any period, (a) consolidated net income for such period of the Company and its Subsidiaries without giving effect to (i) any non-operating gain or loss, (ii) any gain or loss which results from currency revaluation, (iii) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, (iv) any expenses related to restructuring initiatives, and (v) any post-retirement employee benefit expenses, plus (b) without duplication and in each case to the extent deducted in determining consolidated net income for such period, the sum of the following amounts for such period: (i) total interest expense of the Company and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for Taxes based on income for the Company and its Subsidiaries determined on a consolidated basis for such period, and (iii) all depreciation and amortization expense related to tangible fixed assets and intangible assets of the Company and its Subsidiaries determined on a consolidated basis for such period.

“Effective Time” has the meaning set forth in the recitals.

“Enterprise Value” has the meaning set forth in Section 7.05(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) the after-Tax net income (or loss) of the Company and its Subsidiaries on a consolidated basis during such period;

(ii) non-cash charges due to depreciation and amortization of the assets of the Company or its Subsidiaries during such period;

(iii) the amount of any decreases in the amount of current assets (excluding cash, cash equivalents and Permitted Investments) of the Company and its Subsidiaries during such period; and

(iv) the amount of any increases in the amount of current liabilities of the Company and its Subsidiaries during such period;

minus

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(b) the sum, without duplication, of:

(i) the amount of capital expenditures made in cash or accrued by the Company or its Subsidiaries during such period;

(ii) the aggregate amount of payments by the Company and its Subsidiaries during such period in respect of (A) any principal amount of Indebtedness (including Intercompany Loans) and (B) the Preferred Return(except to the extent financed with the proceeds of other Indebtedness of the Company or its Subsidiaries incurred during such period); and

(iii) the amount of any increases in the amount of current assets (excluding cash, cash equivalents and Permitted Investments) of the Company and its Subsidiaries during such period; and

(iv) the amount of any decreases in the amount of current liabilities of the Company and its Subsidiaries during such period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Exercise Date” has the meaning set forth in Section 7.05(b).

“Existing Agreement” has the meaning set forth in the recitals.

“Existing Supply Agreement” means the agreement listed on Annex I.

“Extended Perimeter” means any Advanced Composite 3D Parts that employ the use of any know-how, software or hardware needed to design, develop, manufacture or repair a 3D woven preform and that are intended for use (a) within gas turbine engines and rocket engines, (b) on thrust reversers and nacelle structures intended for use with gas turbine engines, (c) on aircraft landing and braking systems, and (d) other Parts used by Safran S.A. or any of its Affiliates to be agreed pursuant to the General Collaboration Agreement.

“Fiscal Year” has the meaning set forth in Section 8.02.

“Five Year Business Plan” has the meaning set forth in Section 5.09(a).

“Formation Date” has the meaning set forth in the recitals.

“Formula B Enterprise Value” means (a) 9.5 multiplied by (b) (i) Cumulative EBITDA minus (ii) the amount (if a positive number) obtained by multiplying (A) 12.5% by (B) the aggregate number of shipsets sold during the four (4) completed fiscal quarters immediately preceding the Exercise Date by (C) (1) the actual weighted average shipset cost during the four (4) completed fiscal quarters immediately preceding the Exercise Date minus (2) an amount equal to the lowest unitary shipset cost that triggers a 12.5% margin pursuant to the Long Term Supply Agreement at the Target Price (as defined in the Long Term Supply Agreement) then in effect; provided, that if the amount obtained from the calculation in clause (b)(ii) is not a positive number, then the amount to be subtracted from clause (b)(i) shall be zero (0). For purposes of

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illustration only, assuming a Target Price of $100,000 the amount referred to in clause (b)(ii)(C)(2) above would be $106,400.

“Formula Change Date” shall mean the earliest of (a) December 31, 2022, (b) the date on which the Company has attained an annual production rate of 1,200 LEAP shipsets, (c) the date on which the Company has produced a cumulative total of 4,800 LEAP shipsets, and (d) the date on which the Company has attained Cumulative EBITDA of $38,600,000.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Collaboration Agreement” means that certain General Collaboration Agreement, dated June 8, 2006, between Safran S.A., Albany and Albany International, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“General Manager” has the meaning set forth in Section 6.02(a).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator, or any quasi-governmental authority of any nature.

“Gross Asset Value” means, with respect to any Property, the Property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any Property contributed by a Member shall be the gross fair market value of such Property, as agreed to by the Members;

(b) the Gross Asset Value of every item of Property shall be adjusted to equal its respective gross fair market value (taking Section 7701(g) of the Code into account) immediately prior to either (i) the acquisition of additional Membership Units by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for Membership Units, or (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any item of Property to be distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such item immediately before the distribution of such Property; and

(d) the Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation

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Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits and Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an item of Property has been determined or adjusted pursuant to subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Head of Engineering” has the meaning set forth in Section 6.02(a).

“HR Director” has the meaning set forth in Section 6.02(b).

“Indebtedness” means, with respect to any Person, the aggregate amount, without duplication, of (a) all obligations of such Person for borrowed money of any kind, including Intercompany Loans, overdraft, revolving line of credit, bank debt, structured financing, finance leases, short or long term asset-backed financing schemes (at carrying value) with the exception of operating leases, plus any accrued interest, capitalized interest, or arrears relating to any of such Indebtedness, (b) all obligations of such Person evidenced by ordinary or convertible bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance created over property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees by such Person of Indebtedness of others, (e) dividends declared by such Person but not paid, (f) any payables, including trade payables and accrued expenses, overdue by more than 90 days less any unreserved for trade accounts receivable overdue by more than 90 days, (g) all non-operating expenses provided for on the balance sheet and that will materialize in cash outflows in the future, other than trade payables and accrued expenses incurred in the ordinary course of business, including any installment payment related to a litigation or other settlement of claims, and any other unpaid portion of non-operating expenses incurred by the Company and its Subsidiaries but excluded from EBITDA, and (h) the unfunded portion of all post-retirement employee benefit obligations; provided, that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) obligations secured by a Permitted Lien or (iv) for the avoidance of doubt, any preferred equity interests issued by such Person (including, in the case of the Company, the Preferred Membership Units). The amount of Indebtedness of any Person for purposes of clause (c) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Person” has the meaning set forth in Section 9.01(a).

“Initial Capital Contribution” has the meaning set forth in Section 3.01(c).

“Intellectual Property Agreements” means the Albany IPLA and the Safran IPLA.

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“Intercompany Loans” has the meaning set forth in Section 3.09.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“ITAR” means the International Traffic in Arms Regulations maintained by the U.S. Department of State.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Long Term Supply Agreement” means that certain Long Term Supply Agreement, dated October 28, 2011, between Snecma, a French société anonyme, and Albany (which agreement has been assigned by Albany to the Company as of the Effective Time pursuant to the Albany Contribution Agreement), as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Management Committee” has the meaning set forth in Section 6.03.

“Manager” has the meaning set forth in Section 5.01(b).

“Material Indebtedness” means any indebtedness of the Company or its Subsidiaries for borrowed money from third parties in aggregate principal amount in excess of $1,000,000; provided, that Material Indebtedness shall not include (a) any indebtedness of the Company or its Subsidiaries in respect of any Intercompany Loan or (b) any indebtedness contemplated by the Five Year Business Plan or by the Annual Business Plan for the then-current Fiscal Year; provided, further, that a series of related transactions structured to avoid meeting the definition of Material Indebtedness shall be deemed to be Material Indebtedness if such series of transactions would otherwise meet the definition of Material Indebtedness by considering such series of transactions in the aggregate as a single transaction.

“Material Milestones” has the meaning set forth in Section 5.09(b).

“Material Transaction” means any acquisition, sale, transfer, assignment, conveyance or other disposition (including in connection with the settlement of any lawsuit or administrative proceeding against the Company or any Subsidiary of the Company) of property or assets (including any corporation, partnership, limited liability company, other business organization or division thereof) for a purchase price or yielding gross proceeds in excess of $1,000,000, other than (a) any sale of products in the ordinary course of business and (b) any transaction pursuant to the Five Year Business Plan or the Annual Business Plan for the then-current Fiscal Year; provided, further, that a series of related transactions structured to avoid meeting the definition of Material Transaction shall be deemed to be a Material Transaction if such series of transactions would otherwise meet the definition of Material Transaction by considering such series of transactions in the aggregate as a single transaction.

“Member” has the meaning set forth in the preamble.

“Membership Units” means membership interests in the Company, including Common Membership Units and Preferred Membership Units. Each Membership Unit

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represents a limited liability company interest with the rights, powers and preferences provided in this Agreement and by the Act.

“Moody’s” means Moody’s Investors Service, Inc. and any successors thereto.

“Net Indebtedness” means, as of any date, the Indebtedness of the Company and its Subsidiaries, minus cash (excluding Restricted Cash), cash equivalents and Permitted Investments of the Company and its Subsidiaries.

“Non-U.S. Person” has the meaning set forth in Section 11.01(e)(i).

“Part” means any type of resin transfer molded part that employs the use of one or more 3D woven preforms and has the same end use as a part used by Safran S.A. or any of its Affiliates.

“Party” means each of Albany, Albany International, Safran and Safran S.A. (collectively, the “Parties”).

“Percentage Interest” means, with respect to any Common Member, the number of Common Membership Units owned by such Common Member and its Affiliates divided by the total number of outstanding Common Membership Units multiplied by 100%.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (c) above.

“Permitted Liens” means (a) defects, easements, rights of way, restrictions, irregularities, encumbrances (other than for borrowed money) on title and statutory liens that do not materially impair the value or use by the Company or any of its Subsidiaries of the real property rights affected, (b) liens, deposits or pledges to secure statutory obligations relating to worker’s compensation and/or unemployment insurance or other social security legislation, (c) liens, deposits or pledges arising out of judgments or awards so long as enforcement of any such

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lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith, or in connection with which security has been provided, (d) liens, deposits or pledges for taxes not yet due or that are being contested in good faith by appropriate proceedings or are bonded or reserved, (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred by the Company or any of its Subsidiaries in the ordinary course of business or which are the subject of a good faith contest or for which security for such lien has otherwise been provided, (f) trade contracts or other obligations of a like nature incurred in the ordinary course of business, (g) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and permits held and under all applicable laws, rules, regulations and orders of any Governmental Authority), (h) liens, deposits or pledges to secure statutory obligations or performance of bids, leases, tenders or contracts incurred in the ordinary course of business (other than for the repayment of borrowed money) and (i) all other encumbrances and exceptions that are incurred in the ordinary course of business, are not incurred for borrowed money, not to exceed $1,000,000 in the aggregate.

“Permitted Transfer” means a Transfer of Membership Units in accordance with Section 7.03(a) or Section 7.03(b).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

“Preferred Capital” means, with respect to any Preferred Member, the sum of (i) the amount designated on Schedule B as Preferred Capital with respect to such Preferred Member and (ii) any accrued and unpaid Preferred Return thereon.

“Preferred Member” means any Member that holds Preferred Membership Units, in such Member’s capacity as a holder of such Membership Units.

“Preferred Membership Units” shall have the meaning set forth in Section 3.01(a). The Preferred Membership Units shall only have the economic rights designated herein and shall have no voting or other governance rights in the Company.

“Preferred Return” means, with respect to each Preferred Member, cumulative payments for each Fiscal Year or portion thereof during which such Preferred Member’s Preferred Membership Units are outstanding determined by multiplying (A) the Preferred Capital of the Preferred Member for such Fiscal Year times (B) a rate per annum equal to the average per annum rate paid by such Preferred Member under its primary U.S. revolving credit facility (“Primary Facility”) plus 1.00%, computed on the basis of the actual number of days elapsed during the Fiscal Year or portion thereof over a three hundred sixty (360) day year. In the event that Albany is a Preferred Member, its Primary Facility shall mean that $330,000,000 Five-Year Revolving Credit Facility Agreement among Albany International Corp., the other Borrowers named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent and J.P.Morgan Europe Limited, as London Agent, dated as of March 26, 2013, or any successor or replacement facility,

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in each case as the same may be amended from time to time (such facility, the “Albany Facility”).

“Primary Facility” has the meaning set forth in the definition of Preferred Return.

“Profits and Losses,” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined for federal income tax purposes, with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f) to the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.06(b) shall not be taken into account in computing Profits or Losses.

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“Property” means all real and personal property (whether tangible or intangible) owned by the Company, including (a) cash, (b) current assets (such as accounts receivable) (c) contract rights, (d) investments (such as stocks, securities, notes, bonds, debentures, derivative financial instruments, and other similar financial assets), and (e) any improvements to real or personal property.

“Quarterly Performance Report” has the meaning set forth in Section 5.07.

“Quarterly Review” has the meaning set forth in Section 5.07.

“Restricted Cash” means cash of the Company and its Subsidiaries that the Company and its Subsidiaries are restricted from using, such as amounts deposited in escrow or for a specified purpose, for so long as such cash is subject to release only at the order of a person other than the Company and its Subsidiaries.

“S&P” means Standard & Poor’s or any successor thereto.

“Safran” has the meaning set forth in the preamble.

“Safran Authorized Agent” has the meaning set forth in Section 13.04(b).

“Safran Call Right” has the meaning set forth in Section 7.05(a).

“Safran Contribution Agreement” means that certain Contribution Agreement, of even date herewith, between the Company, Safran and Safran S.A.

“Safran IPLA” means that certain Intellectual Property License Agreement, of even date herewith, between the Company and Safran S.A.

“Safran Put Right” has the meaning set forth in Section 7.05(a).

“Safran Option” has the meaning set forth in Section 7.05(a).

“Safran Manager” has the meaning set forth in Section 5.01(b).

“Safran Permitted Contract” has the meaning set forth in the Safran IPLA.

“Safran S.A.” has the meaning set forth in the preamble.

“Safran Technology” has the meaning set forth in the Safran IPLA.

“Safran USA” means Safran USA, Inc.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Senior Representative” has the meaning set forth in Section 5.06.

“Services Agreement” means that certain Services Agreement, of even date herewith, by and between Albany and the Company.

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“Subsidiary” of any Person means any Person (a) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or (b) with respect to which such Person or any of its Subsidiaries is a general partner or managing member.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (a) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (b) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (c) interest, penalties and additions to tax imposed with respect thereto.

“Tax Matters Partner” has the meaning set forth in Section 8.06.

“Technology” means the Albany Technology and the Safran Technology. “Termination Date” has the meaning set forth in Section 10.06(a).

“Transaction Documents” has the meaning set forth in Section 11.02(a).

“Transfer” means a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of any Membership Units, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.

“Transferred”, “Transferring”, “Transferee” and “Transferor” shall each have a correlative meaning to the term “Transfer.”

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as amended from time to time (including any successor regulations).

“Triggering Event” has the meaning set forth in Section 7.05(a).

Section 1.02. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The terms “or”, “either”, and “any” shall not be exclusive.

(e) Any reference in this Agreement to dollars or $ shall mean U.S. dollars.

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(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g) Any reference in this Agreement to Schedule A, Schedule B, Annex I, Annex II, or Annex III shall be deemed to be a reference to Schedule A, Schedule B, Annex I, Annex II, or Annex III, as applicable, of this Agreement as such Schedule or Annex may be amended in accordance with this Agreement and is in effect from time to time.

(h) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(i) Except (A) as otherwise expressly provided herein, (B) to the extent not applicable or (C) as required for income Tax purposes, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01. Formation of the Company; Ratification. The Members hereby:

(a) approve and ratify the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on the Formation Date and all actions taken by or on behalf of the Company on or prior to the Agreement Date; and (b) confirm and agree to their status as Members of the Company as set forth herein.

Section 2.02. Agreement; Members.

(a) This Agreement is adopted by the Members and hereby amends and restates the Existing Agreement in its entirety, in each case effective as of the Effective Time.

(b) The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement, as amended from time to time. The Members hereby agree that during the term of the Company, the rights, duties and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act.

(c) The name and mailing address of each Member is set forth on Schedule A. The Board or any officer of the Company shall amend Schedule A and Schedule B from time to time as necessary to ensure the accuracy of the information required to be included therein in accordance with the terms hereof.

Section 2.03. Name of the Company. The name of the Company is “Albany Safran Composites, LLC”. The business of the Company may be conducted under such name or any other name permitted by the Act as the Board may determine from time to time.

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Section 2.04. Place of Business. The Company shall have its principal office at 85 Innovation Drive, Rochester, New Hampshire 03867 or such other place or places as the Board may deem appropriate, and may establish such other offices or places of business for the Company as the Board may deem appropriate.

Section 2.05. Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The registered agent for service of process of the Company at such address is Corporation Service Company.

Section 2.06. Liability of Members. Except as otherwise provided in this Agreement or the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall have no obligation whatsoever for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its power or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.

Section 2.07. Term of the Company. The existence of the Company commenced on the Formation Date and shall continue until dissolution thereof in accordance with the provisions of this Agreement.

Section 2.08. Purpose of the Company. The purpose of the Company is to engage in the Business and in any other lawful act or activity to which the Members may agree in accordance with Section 5.02(k), either directly or indirectly through one or more Subsidiaries or other entities in which it holds an equity interest.

Section 2.09. U.S. Tax Characterization of the Company. The Members intend that the Company is, and will continue to be, classified as a partnership for U.S. federal, state and local income tax purposes and neither the Company nor any Member shall make any election to the contrary. The Company shall file an election under Section 754 of the Code if requested by the Board.

ARTICLE III

CAPITAL CONTRIBUTIONS,
MEMBERSHIP UNITS AND CAPITAL ACCOUNTS

Section 3.01. Initial Capital Contributions and Membership Units.

(a) The Company shall have two (2) classes of Membership Units: (i) common interests with the rights and conditions as set forth in this Agreement (the “Common Membership Units”) and (ii) preferred interests with the rights and conditions as set forth in this Agreement (the “Preferred Membership Units”).

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(b) On or prior to the Agreement Date, and effective as of the Effective Time, (i) Albany has (A) made a Capital Contribution of certain property to the Company and the Company has assumed certain liabilities of Albany, in each case pursuant to and in accordance with the Albany Contribution Agreement and (B) licensed the Albany Technology to the Company pursuant to the Albany IPLA; and (ii) Safran has (A) made a Capital Contribution, in cash, to the Company, pursuant to and in accordance with the Safran Contribution Agreement and (B) licensed the Safran Technology to the Company pursuant to the Safran IPLA.

(c) The value and form of each Member’s initial Capital Contribution, as well as the amount of Preferred Capital and/or Common Capital it represents, is set forth opposite such Member’s name on Schedule B (such Capital Contribution, with respect to each Member (as applicable), being hereinafter referred to as the “Initial Capital Contribution”) and, in consideration thereof, effective as of the Effective Time, the Company hereby issues to each such Member the number of Common Membership Units and/or Preferred Membership Units set forth opposite such Member’s name on Schedule B and hereby admits each such Person as a Member hereunder. Schedule B incorporates and supersedes any and all interests of Albany pursuant to the Existing Agreement and any Capital Contributions which may have been made pursuant to the Existing Agreement.

Section 3.02. Additional Capital Contributions.

(a) No Member shall be obligated to make any Additional Capital Contribution to the Company; provided, that the foregoing sentence shall not limit (i) the obligations of Albany to make any Intercompany Loan pursuant to Section 3.09, (ii) the obligations of Albany as provided in the Albany Contribution Agreement, and (iii) the obligations of Safran as provided in the Safran Contribution Agreement.

(b) Any Member may make Additional Capital Contributions to the Company and the Company shall issue in exchange therefor a number of Membership Units determined by the Board; provided, that prior to any such Additional Capital Contribution, issuance of Membership Units or any action by a Member that would change any other Member’s Percentage Interest, the Company shall have received the written consent of each such other Member (such consent to be delivered or withheld in such other Member’s sole discretion).

(c) The Board or any officer of the Company shall amend Schedule B, from time to time, to reflect any Additional Capital Contributions made in accordance with this Section 3.02.

Section 3.03. Additional Classes of Membership Units. Subject to Section 5.02(c), the Company may issue one or more additional classes of Membership Units. The Board shall determine the terms and conditions applicable to such new Membership Units and, subject to Section 13.03, shall be permitted to amend this Agreement to reflect the issuance of such new class or classes of Membership Units and the terms and conditions applicable thereto.

Section 3.04. Additional Members. Subject to Section 3.02, Section 5.02(c) and Article VII, the Board may admit one or more additional Members to the Company on such terms and conditions as the Board may determine. An additional Member admitted to the Company pursuant to this Section 3.04 shall (a) execute a counterpart to this Agreement and

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deliver such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party hereto and (b) if so required by the Board, make a Capital Contribution to the Company in an amount determined by the Board. The Board or any officer of the Company shall amend Schedule A and Schedule B, as applicable, to reflect the admission of any additional Members.

Section 3.05. Voting Rights. Subject to the terms of any other class of Membership Units, the Company may issue pursuant to Section 3.03, each Member shall be entitled to one (1) vote per Common Membership Unit held by such Member in all matters submitted to the Members for a vote, except as required by the Act or this Agreement (including Section 5.02).

Section 3.06. Capital Accounts. (a) The Company shall maintain a separate capital account (each, a “Capital Account”) for each Member in accordance with the following provisions:

(i) Each Member’s Capital Account shall be increased by the amount of any cash and the Gross Asset Value of any other Property contributed to the Company by such Member (net of liabilities secured by contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code), any Company Profits allocated to such Member pursuant to Section 4.06(a)(i), any Company income and gain allocated to such Member pursuant to Section 4.06(b), and the amount of any Company liabilities assumed by such Member or secured by any Company assets distributed to such Member.

(ii) Each Member’s Capital Account shall be decreased by the amount of cash and the gross fair market value (as determined by the Board) of any other Company Property distributed to such Member pursuant to any provision of this Agreement, any Losses allocated to such Member pursuant to Section 4.06(a)(ii), (including the Member’s share of expenditures described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i)), any deductions and losses allocated to such Member pursuant to Section 4.06(b) and the amount of any liabilities of such Member assumed by the Company or secured by any Member assets contributed by such Member.

(iii) In the event all or any portion of a Member’s Membership Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of such Member to the extent such Capital Account relates to the Transferred Membership Units.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations issued under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Board shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 3.06 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder; provided, that no such change shall have an adverse effect upon amounts distributable to any Member pursuant to Section 4.01 or Section 10.03.

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Section 3.07. Withdrawals; Return of Capital. Except as expressly provided in this Agreement, including in Article IV and Article X, no Member shall have any right to (a) withdraw as a Member from the Company, (b) withdraw from the Company all or any part of such Member’s Capital Account or its Capital Contributions, (c) a return of its Capital Contributions or Capital Account or the payment of interest thereon from the Company or from another Member or (d) receive any distribution from the Company.

Section 3.08. No Deficit Restoration Obligation. At no time during the term of the Company or upon dissolution or liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance, except as may be required by non-waivable provisions of applicable Law.

Section 3.09. Working Capital. So long as Albany International or any of its Affiliates shall be a Member of the Company, Albany International shall be responsible for providing, or causing Albany or its Affiliate Transferees or any of their respective Affiliates to provide, the Company and its Subsidiaries with operating cash in amounts reasonably required by the Company and its Subsidiaries for the operation of the Business by the Company and its Subsidiaries as determined by the Board. The Members acknowledge and agree that Albany International shall provide, or cause one of its Affiliates to provide, such operating cash by means of interest-bearing intercompany loans in exchange for a demand note from the Company (such loans, the “Intercompany Loans”). Such Intercompany Loans shall bear interest at a rate per annum not to exceed the average per annum rate paid under the Albany Facility plus 1.00%, computed on the basis of the actual number of days elapsed during the Fiscal Year or portion thereof over a three hundred sixty (360) day year. All obligations under the Intercompany Loans shall become immediately due and payable upon the exercise of the Safran Call Right and as otherwise set forth in the note issued in respect of the applicable Intercompany Loan; provided, that, in the event that the Safran Call Right is exercised pursuant to Section 7.05(a)(ii) or Section 7.05(a)(vi), all obligations under the Intercompany Loans shall become due and payable thirty (30) days after the exercise of the Safran Call Right. So long as Albany International or any of its Affiliates shall be a Member of the Company, Albany International shall ensure and guarantee that Albany or its Affiliate Transferees shall have sufficient capitalization at all times during the Term necessary to perform their respective duties and satisfy their respective obligations under this Agreement.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.01. Distributions. (a) Notwithstanding anything to the contrary in this Agreement, the Company shall not make any distributions until all obligations under all outstanding Intercompany Loans have been satisfied in full (including payment of all accrued interest thereon).

(b) The Board shall determine on an annual basis the Excess Cash Flow, if any, available for distributions. Subject to Section 4.01(a), Section 4.02, and Section 5.02(i), the rights of any Membership Units issued pursuant to Section 3.03, and the maintenance by the Company of appropriate reserves (as determined by the Board), the Company may make cash

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distributions to the Members, in such aggregate amount, if any, as the Board shall determine; provided, that in no event shall the aggregate amount of distributions made by the Company in any Fiscal Year exceed the Excess Cash Flow as determined by the Board for the applicable Fiscal Year. Any such cash distributions shall be made in the following order of priority: (i) first, to the Preferred Members, pro rata in accordance with their respective ownership of the Preferred Membership Units, until Preferred Capital for all Preferred Membership Units has been repaid in full; (ii) thereafter, to the Common Members, pro rata in accordance with their respective Percentage Interests.

Section 4.02. Preferred Capital and Preferred Return.

(a) The Preferred Capital shall become immediately due and payable upon the exercise of the Safran Call Right, and in any event no later than ten (10) years after the issuance of the Preferred Membership Units to which such Preferred Capital relates (or such later date as agreed by the Company and the Preferred Members); provided, that, in the event that the Safran Call Right is exercised pursuant to Section 7.05(a)(ii) or Section 7.05(a)(vi), all Preferred Capital shall become due and payable thirty (30) days after the exercise of the Safran Call Right.

(b) Upon the indefeasible payment in full pursuant to this Article IV or Section 7.05(d) of all Preferred Capital with respect to any Preferred Membership Unit, such Preferred Membership Unit shall immediately terminate and be cancelled and the Preferred Member holding such Preferred Membership Unit shall have no further rights or obligations hereunder in respect of such Preferred Membership Unit, except for any rights of indemnification or other claims accruing prior to such date or which by their terms survive such termination and cancellation.

Section 4.03. Restricted Distributions. Notwithstanding anything to the contrary contained herein, the Company, and the Board on behalf of the Company, shall not make a distribution to any Member on account of its Membership Units if such distribution would violate the Act or other applicable Law.

Section 4.04. Withholding and Payments on Behalf of a Member. The Company is hereby authorized to withhold from distributions, and to make payments on behalf of a Member, in its capacity as such, of all amounts that the Company is required by Law to withhold or pay on behalf of such Member (including for the purposes of federal, state and local income tax withholding, state and local personal property taxes and state and local unincorporated business taxes, or any similar Taxes imposed by any non-U.S. Taxing authority with respect to amounts distributable to a Member). All amounts withheld by the Company from distributions or paid by the Company on behalf of a Member pursuant to this Section 4.04 shall be deemed to have been distributed to the Member otherwise entitled to receive the amount so withheld or on whose behalf the amount was paid. In the event the Board reasonably determines that the Company is required to withhold an amount from distributions to any Member, the Company shall notify such Member of such withholding obligation and cooperate with such Member in reducing the amount to be withheld or eliminating the requirement to withhold such amounts, to the extent the Board or the Company can do so without unreasonable efforts or expense (including any potential liability to a Taxing authority for any such claimed withholding or interest and penalties related thereto). Each Member hereby agrees, to the extent permitted by applicable state and federal Law, to reimburse the Company for any liability with respect to

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withholdings required on behalf of or with respect to such Member. If, pursuant to this Section 4.04, the Company makes a payment on behalf of a Member or otherwise withholds from distributions to a Member an amount in excess of the amount available for distribution to such Member pursuant to Section 4.01 (the amount of any such payment or such shortfall with respect to each Member being hereinafter referred to as the “Advance Amount”), the Company may take any of the following actions upon obtaining approval of the Board thereto (excluding, for purposes thereof, the vote of any such Member subject to such determination): (a) require that each such Member contribute an amount in cash to the Company equal to such Member’s Advance Amount plus a commercially reasonable rate of interest thereon (such payment not to constitute a Capital Contribution hereunder) or (b) reduce the amount of any subsequent distributions (or any proceeds such Member may receive under Section 10.03) which would otherwise have been made to such Member by the Advance Amount plus a commercially reasonable rate of interest thereon.

Section 4.05. Offset. Whenever the Company is to distribute or pay any sum to any Member pursuant to any provision of this Agreement, any amounts such Member owes the Company or any of its Subsidiaries or Affiliates (whether pursuant to this Agreement or otherwise), as determined by the Board, may be deducted from such sum before distribution or payment, to the extent permitted by applicable Law. All amounts deducted by the Company from amounts distributed or paid by the Company to a Member pursuant to the foregoing sentence shall (a) be deemed to have been distributed or paid to such Member and (b) reduce any amounts such Member owes the Company or its Subsidiaries or Affiliates (as applicable) under the applicable arrangement between such entity and such Member.

Section 4.06. Allocation of Profits and Losses.

(a) Generally. Except as otherwise set forth in this Agreement, and after giving effect to the special allocations set forth in Section 4.06(b), Profits and Losses shall be allocated among the Capital Accounts of the Members as follows:

(i) Profits shall be allocated (A) first, 100% to the Preferred Members, pro rata in accordance with their respective ownership of the Preferred Membership Units, until each Preferred Member has been allocated an amount equal to the Preferred Return for all Preferred Membership Units held by such Preferred Member; and (B) second, the balance, if any, 100% to the Common Members, pro rata in accordance with their respective Percentage Interests.

(ii) Losses shall be allocated 100% to the Common Members, pro rata in accordance with their respective Percentage Interests.

(b) Special Allocations.

(i) The provisions of Section 4.06(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The Board shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 4.06 if necessary in order to comply with Section 704 of the Code or applicable Treasury

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Regulations thereunder; provided, that no such change shall have an adverse effect upon amounts distributable to any Member pursuant to Section 4.01 or Section 10.03.

(ii) Notwithstanding any provision of this Section 4.06, no item of deduction or loss shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the sum of (A) the amount that such Member would be required to reimburse the Company pursuant to this Agreement or under applicable Law plus (B) the amount that such Member is deemed obligated to reimburse pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). In the event some but not all of the Members would have such excess Capital Account deficits as a consequence of such allocation of loss or deduction, the limitation set forth in this Section 4.06(b) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible deduction or loss to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. In the event any loss or deduction is specially allocated to a Member pursuant to the preceding sentence, an equal amount of income of the Company shall be specially allocated to such Member prior to any allocation pursuant to Section 4.06(a).

(iii) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Accounts in excess of that permitted under Section 4.06(b)(ii) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 4.06(b) shall be taken into account in computing subsequent allocations pursuant to this Section 4.06 so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Section 4.06 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 4.06 if such unexpected adjustments, allocations or distributions had not occurred.

(iv) In the event the Company incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Section 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations.

(v) The Capital Accounts of the Members may be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value (as determined by the Board) of Company property whenever permitted under such provision, and shall be adjusted when the Company is liquidated pursuant to Article X in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or in the case of a distribution of any property (other than cash).

(c) Tax Allocations. For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with

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the allocations of the corresponding items for Capital Account purposes under this Section 4.06, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i), using the “remedial allocation” set forth in Treasury Regulations Section 1.704-3(d) (and if applicable similar provisions of state and local Law), unless the Members otherwise agree.

(d) All decisions and other matters concerning the allocation of income, deductions, gains and losses among the Members, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board in its sole discretion. Such determination made by the Board shall, absent manifest error, be final and conclusive as to all Members.

ARTICLE V

MANAGEMENT

Section 5.01. Board of Managers. (a) The business and affairs of the Company shall be managed by the Members acting through their respective representatives on the Board of Managers (the “Board”). Except as otherwise provided by this Agreement, the Board shall have the full and exclusive right, power and authority to oversee the Company, to manage its business and affairs and to do all such lawful acts that are not, by the Act, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members, and in so doing the Board shall have the right and authority to take all actions which the Board deems necessary, useful or appropriate for the management and conduct of the business of the Company. No Member or Manager (acting individually) shall have the authority to manage the business and affairs of the Company or contract for or incur on behalf of the Company any debts, liabilities or other obligations or bind the Company, except as expressly permitted by this Agreement or required by the Act.

(b) The Board shall consist of four (4) individuals (each, a “Manager”), unless a different number is unanimously approved by the Board, three (3) of whom shall be designated from time to time by Albany (each Manager designated by Albany, an “Albany Manager”) and one (1) of whom shall be designated from time to time by Safran (the Manager designated by Safran, the “Safran Manager”). Albany hereby designates Joseph G. Morone, Ralph Polumbo and Charles J. Silva as the initial Albany Managers. Safran hereby designates Jean-Jacques Orsini as the initial Safran Manager.

(c) Each Manager shall be entitled to one (1) vote in all matters submitted to the Board for a vote. Except as otherwise specified in this Agreement, including Section 5.02, decisions and actions of the Board shall require approval by a simple majority of Manager votes present at a meeting at which a quorum is present.

(d) Any Manager may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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(e) Each Manager shall hold office until his or her successor is designated, or until his or her death, resignation or removal. Any Manager may be removed, with or without cause, at any time by the Member who designated such Manager and in no other circumstances; provided, however, that any Manager may be removed by the Board of Managers for Cause. The applicable Member may designate a new Manager to fill any vacancy created by any resignation, death or removal of any Manager designated by such Member. In connection with each designation or removal of a Manager, the Member making such designation or removal shall give notice to the Company and the other Members. Any such removal or designation shall be effective as of the date such notice is given to the Members or any other later date specified in such notice.

(f) The Company or the applicable Subsidiary of the Company, as the case may be, shall reimburse each Manager for all reasonable out-of-pocket expenses incurred by such Manager in connection with his or her attendance at meetings of the Board, any committees thereof, or the board of directors or similar governing body of any of the Company’s Subsidiaries or any committees thereof, including reasonable travel, lodging and meal expenses.

(g) The Company and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms, which insurance shall cover each Manager and the members of the board of directors or similar governing body of each Subsidiary of the Company.

(h) Each Manager shall inform the Board promptly upon learning of any threatened or pending lawsuit, administrative proceeding or review against the Company or any Manager or officer (in their capacities as such) of the Company or to which any of the assets of the Company is subject, or relating to the transactions contemplated by this Agreement or the consummation thereof, in each case that could reasonably be expected to have a material adverse effect upon the Company and its Subsidiaries, taken as a whole; provided, that a Manager shall not be required to so inform the Board where doing so would waive attorney-client privilege or contravene any Law or any contract entered into prior to the Agreement Date; provided, further, that such Manager and, if applicable, the Member that shall have designated such Manager, shall use commercially reasonable efforts, including by entering into a joint defense or common interest agreement, to permit such Manager to so inform the Board without loss of such privilege or contravention of such Law or contract.

Section 5.02. Certain Matters Requiring Safran Manager Approval. So long as Safran or any of its Affiliates shall be a Member of the Company, the Company shall not take or commit to take, and shall not cause or permit any of its Subsidiaries to take or commit to take, directly or indirectly, any of the following actions without the approval of the Safran Manager (such approval not to be unreasonably withheld, conditioned or delayed in the case of the matters described in Section 5.02(i)):

(a) enter into any Material Transaction;

(b) enter into any sale of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) or any merger, reorganization or consolidation of the Company with or into any Person other than the Company or any wholly owned Subsidiary of the Company (it being understood that this Section 5.02(b) shall not require Albany, Albany

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International or any of their respective Affiliates to obtain the approval of the Safran Manager, Safran S.A. or Safran in connection with any event described in Section 7.05(a)(i));

(c) (i) admit any new Member to the Company (except pursuant to Section 7.03), (ii) issue any new class of Membership Units pursuant to Section 3.03, (iii) request Additional Capital Contributions from the Members, or (iv) split, subdivide, combine, or reclassify any Membership Units;

(d) enter into, amend or terminate any agreement between the Company or any Subsidiary of the Company, on the one hand, and any Member or any Affiliate of any Member, on the other hand, including the Services Agreement and the Albany IPLA, other than agreements between the Company or any Subsidiary of the Company and Albany or any of its Affiliates that are of a type that Albany or Albany International enters into in the ordinary course of business with their respective Affiliates (it being understood that any agreement or arrangement that results in the sale, assignment or transfer of any material manufacturing or product development assets of the Company to any Member or Affiliate of any Member shall be deemed outside the ordinary course of business for purposes of this Section 5.02(d));

(e) grant to any Person that is not the Company, a Subsidiary of the Company, a Member or an Affiliate of a Member, by sale, assignment, transfer, license or any other means, the right to use in the Agreed Space any Albany Technology that is licensed or assigned to the Company (or required to be licensed or assigned to the Company) or cause or permit a third party to utilize in the Agreed Space Albany Technology that is licensed or has been assigned to the Company (or required to be licensed or assigned to the Company), including any determination by the Board or the Company to not enforce the Company’s rights in the Company IP against infringement thereof by third parties within the Agreed Space of which the Albany Managers have actual knowledge;

(f) sell Advanced Composite 3D Parts to any Person other than Safran and its Affiliates;

(g) adopt a new Five Year Business Plan;

(h) enter into any future long term supply agreements for new Parts in the Agreed Space;

(i) make any distribution or dividend of cash or other assets to the Members either (i) with a value in excess of the projected Excess Cash Flow for the next Fiscal Year or (ii) at a time when the aggregate amount of cash and cash equivalents and Permitted Investments on the balance sheet of the Company and its Subsidiaries is less than $20,000,000;

(j) amend, modify or otherwise alter the Certificate of Formation, the Services Agreement, the Albany IPLA or this Agreement, including Section 2.08 (Purpose of the Company), except as permitted by Section 2.02(c), Section 3.02(c), Section 3.04 and Section 7.01(c);

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(k) modify the Business of the Company in a material respect or engage in any business or activity other than the Business (or an activity that is incidental or necessary thereto);

(l) knowingly take any action or knowingly omit to take any action that would cause the Company to become an association taxable as a corporation for U.S. income tax purposes;

(m) cause the Company or any of its Subsidiaries to (i) make an assignment for the benefit of creditors, (ii) file a voluntary petition in bankruptcy, (iii) be adjudged bankrupt or insolvent, or having entered against the Company or such Subsidiary an order for relief, in any bankruptcy or insolvency proceeding, (iv) file a petition or answer seeking for the Company or such Subsidiary any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, (v) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or such Subsidiary in any proceeding of this nature, or (vi) seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of the Company or such Subsidiary or of all or any substantial part of the Company’s or such Subsidiary’s properties;

(n) (i) incur any Material Indebtedness or (ii) create any lien (other than a Permitted Lien) upon assets of the Company or any of its Subsidiaries with an aggregate value in excess of $1,000,000, in each case except pursuant to any Intercompany Loan or as contemplated by the Five Year Business Plan or by the Annual Business Plan for the then-current Fiscal Year; or

(o) delegate any authority of the Board to any Person or committee or amend the terms of such delegation or form any committee of the Board or amend the terms of formation of such committee (including authority, power, size and procedures of such committee).

Section 5.03. Committees; Subsidiary Boards. Subject to Section 5.02(o), the Board may designate one or more committees, each committee to consist (subject to the immediately following sentence) of one or more Managers. Albany shall be represented on each committee of the Board in proportion to the number of Albany Managers relative to the total number of Managers pursuant to Section 5.01(b); provided, that Albany may, in its sole discretion, designate fewer Albany Managers to serve on any committee or not designate any Albany Managers to so serve. Voting requirements of any committee designated by the Board shall be included in the enabling Board resolution establishing such committee. The provisions of this Section 5.03 shall apply to any committee or board, or similar corporate governing body, of any Subsidiary of the Company.

Section 5.04. Additional Management Provisions. To the extent permitted by antitrust, competition and any other applicable Law, each Member agrees and acknowledges that the Managers may share confidential, non-public information about the Company with the Members.

Section 5.05. Meetings; Quorum; Notice; Written Consent. (a) The quorum for a meeting of the Board shall require the presence of a majority of the votes of all the

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Managers then in office. Meetings of the Board may be held at any time at any location specified in the notice thereof in such place within or without the State of Delaware, when called by any Albany Manager. Managers may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by Law.

(b) Reasonable and sufficient notice of each meeting shall be given to each Manager. It shall be reasonable and sufficient notice to a Manager to send notice by overnight delivery, electronic mail, facsimile or hand delivery at least forty-eight (48) hours, before the meeting addressed to such Manager at such Manager’s usual business address. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Manager. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

(c) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting pursuant to a written consent signed by Managers having not less than the minimum number of votes that would be necessary to approve such action at a meeting of the Board at which all Managers then in office were present and voted including, in the case of any action described in Section 5.02, the Safran Manager. Such written consent shall be filed with the records of the meetings of the Board and treated for all purposes as the act of the Board.

Section 5.06. Deadlock Events. In the case of a Deadlock Event, the Management Committee shall meet and use commercially reasonable efforts to resolve such dispute to the mutual satisfaction of Albany and Safran. In the event the Management Committee is unable to so amicably resolve such dispute within thirty (30) days, such dispute shall be delegated to the Chief Operating Officer of Albany and the Industrial Director (or equivalent officer) of Safran S.A. (together, the “Senior Representatives”) who shall endeavor to resolve the dispute to the mutual satisfaction of Albany and Safran, including by meeting and using commercially reasonable efforts to resolve such dispute. In the event the Senior Representatives are unable to resolve such dispute within thirty (30) days of its delegation to the Senior Representatives, the chief executive officer of Albany International and the chief executive officer of Safran S.A. shall meet and use commercially reasonable efforts to resolve such dispute for a period of no less than thirty (30) days.

Section 5.07. Quarterly Reports and Review. Each quarter of the Company’s Fiscal Year, the Board shall cause the Management Committee to prepare a performance report (the “Quarterly Performance Report”) and the Board shall review such report and the operations of the Company and its Subsidiaries (such review, a “Quarterly Review”), including by evaluating the progress of the Company and its Subsidiaries towards the Material Milestones applicable to the then-current Fiscal Year.

Section 5.08. Review of Management Provisions. In the event that Safran’s Percentage Interest increases substantially relative to its Percentage Interest as of the Agreement Date (such increase, a “Percentage Increase”), the Members shall review and consider whether any amendments to this Article V are appropriate.

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Section 5.09. Business Plans.

(a) Not less than thirty (30) days prior to the beginning of each Fiscal Year, the Albany Managers shall prepare and deliver to the Board for consideration and approval in accordance with Section 5.02(g) a business plan for the Company and its Subsidiaries with respect to the next five (5) years (the “Five Year Business Plan”) which shall be based on the aggregate requirements as set forth in the Long Term Supply Agreement as well as any future long-term supply agreements for new Parts in the Agreed Space. If any proposed Five Year Business Plan is not adopted by the Board in accordance with Section 5.02(g), the Five Year Business Plan, if any, most recently adopted by the Board in accordance with Section 5.02(g) shall remain in effect. If no Five Year Business Plan has yet been so adopted by the Board, then the Five Year Business Plan shall, for all purposes under this Agreement, be deemed to consist of the annual levels of hiring and capital expenditures by the Company, and its Subsidiaries, for the then most recent calendar year (or, solely with respect to the most recent calendar year prior to the Agreement Date, the annual levels of hiring and capital expenditures by Albany and its Subsidiaries), to support activities under the Long Term Supply Agreement.

(b) Not less than thirty (30) days prior to the beginning of each Fiscal Year, the Albany Managers shall prepare and deliver to the Board for consideration and approval a business plan for such Fiscal Year (each such business plan, an “Annual Business Plan”). Each Annual Business Plan shall include (i) certain material milestones related to minimum hiring and capital expenditure by the Company and its Subsidiaries for the applicable Fiscal Year (such milestones, “Material Milestones”) and (ii) a forecast of revenues, costs (including costs to be incurred under the Services Agreement) and expenses (including capital expenditures) of the Company and its Subsidiaries for the applicable Fiscal Year. Annex III sets forth the initial material milestones related to minimum hiring and capital expenditures by the Company and its Subsidiaries for the five (5) Fiscal Years following the Agreement Date, it being understood that such milestones for each Fiscal Year set forth on Annex III shall be considered the Material Milestones for the applicable Fiscal Year until the adoption of an Annual Business Plan for the applicable Fiscal Year.

(c) For the purpose of determining whether a Material Milestone relating to capital expenditures by the Company and its Subsidiaries has been met, any capital expenditure will be deemed to have been made in the Fiscal Year in which the amounts in respect thereof were paid by the Company or any of its Subsidiaries. A Material Milestone in respect of hiring by the Company and its Subsidiaries for any Fiscal Year shall be met if, from and after the Agreement Date and prior to the end of such Fiscal Year, employment offers from the Company or any of its Subsidiaries shall have been accepted by an aggregate number of full-time equivalent employees (net of any such employees that, after the Agreement Date and prior to the end of such Fiscal Year, were hired, and thereafter ceased to be employed, by the Company or any of its Subsidiaries) that is equal to or in excess of the aggregate number of full-time equivalent employees as are specified as a Material Milestone for such Fiscal Year and each prior Fiscal Year following the Agreement Date.

(d) To the extent reasonably required in order to meet the Material Milestones, the Company shall request funding from Albany International in the form of Intercompany Loans as contemplated in Section 3.09.

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Section 5.10. Employee Transfers. Notwithstanding anything in this Agreement to the contrary, to the extent reasonably required in order to satisfy the reasonable employment needs of any of Albany, its Affiliates, the Company or any Subsidiary of the Company, Albany shall have the right to transfer, or cause the transfer of, any employee of Albany or any of its Affiliates to the Company or any Subsidiary of the Company, and to cause the Company or any Subsidiary of the Company to transfer any employee of the Company or any Subsidiary of the Company to Albany or any of its Affiliates; provided, that (a) during any six (6) month period, the aggregate number of managerial and technical employees transferred from the Company or any Subsidiary of the Company to Albany or any of its Affiliates pursuant to this Section 5.10, shall not exceed 20% of the total number of managerial and technical employees of the Company and its Subsidiaries without Safran’s prior written consent and (b) at all times the Company’s and its Subsidiaries’ requirements for the services provided by such transferred managerial and technical employees are met or exceeded.

ARTICLE VI

OFFICERS

Section 6.01. Designation; Term; Qualifications. Except as otherwise provided in Section 6.02, the Board may, from time to time, appoint one or more individuals to be officers of the Company. Any officer so appointed shall have such authority and perform such duties as the Board may, from time to time, delegate to him or her. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board and this Agreement (including Article V). Any number of offices may be held by the same Person. Without regard to the general delegation to the officers as set forth above, each officer who holds the title of “President”, “Senior Vice President” or “Vice President”, acting alone, shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company that have been authorized by the Board. Subject to Article V, the execution and delivery of such contracts, agreements or other documents, or the taking of any actions in connection therewith, shall be conclusive evidence of the Company’s approval thereof, and no further approval by the Company shall be required. Each officer shall hold office for the term for which such officer is appointed and until his or her successor shall be duly appointed and shall qualify, or until his or her death, resignation or removal as provided in this Agreement.

Section 6.02. Officers. As of the Agreement Date, the Company shall have such officers as required by and determined in accordance with this Section 6.02.

(a) The Albany Managers shall have the right to appoint a general manager (the “General Manager”), a head of engineering (the “Head of Engineering”) and a chief financial officer (the “CFO” and, together with the General Manager and the Head of Engineering, the “Albany Officers”). None of the Albany Officers shall be Managers. Each of the Albany Officers is an agent of the Company, and the actions of any of the Albany Officers taken in accordance with such powers shall bind the Company. Each of the Albany Officers may be removed, with or without Cause, by unanimous vote of the Albany Managers, such removal to be effective upon such vote, unless otherwise set forth in the vote of the Albany Managers. In

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the event of the resignation, removal or death of any Albany Officer, the Albany Managers shall appoint a new General Manager, Head of Engineering or CFO, as applicable.

(b) Safran shall have the right to appoint a director of human resources (the “HR Director”). The HR Director shall be consulted by the Company on matters relating to development and training, employee relations, employee safety, welfare, wellness and health, employee services and counseling and the relation of such matters to the common human resources handbook between Safran and the Company. The HR Director shall perform such duties at the reasonable direction of the General Manager consistent with the responsibilities described in this Section 6.02(b). The HR Director shall not be a Manager and, unless expressly authorized by the Board or by this Agreement, shall not have the authority to make, enter into or perform any contracts, agreements or undertakings of the Company. The Company shall (x) provide the HR Director with a copy of its standard form of employment, consulting or other agreements for hiring employees or independent contractors, (y) notify the HR Director of any material changes to the standard form of such agreements, and (z) in each case, consider in good faith any comments to such agreements provided by the HR Director. For avoidance of doubt, Albany Managers and Albany Officers shall be responsible for making and implementing all hiring and compensation decisions relating to the Company and its Subsidiaries. Within thirty (30) days following the beginning of each Fiscal Year and within thirty (30) days following the beginning of the third (3rd) quarter of each Fiscal Year, the Company shall provide the HR Director a list of all employees of the Company, which list shall set forth for each such employee (i) such employee’s number of years of composites experience, (ii) such employee’s core competencies and (iii) the percentage of hours worked by such employee during the preceding twelve (12) months on Company Services (as such term is defined in the Services Agreement) relative to the total number of hours worked by such employee during the preceding twelve (12) months. The HR Director may be removed (x) with or without Cause, by the Safran Manager or (y) with Cause, by the Board (with or without the approval of the Safran Manager). In the event of the resignation, removal or death of the HR Director, the Safran Manager shall appoint a new HR Director.

Section 6.03. Management Committee. The General Manager, the Head of Engineering, the HR Director and the CFO shall constitute the initial members of a management committee (the “Management Committee”) which shall be responsible for the day-to-day operational management of the Company, except as otherwise provided in this Agreement.

Section 6.04. Removal and Resignation. Except as set forth in Section 6.02, the Board may remove any officer of the Company as such, with or without Cause, at any time. Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 6.05. Vacancies. Except as set forth in Section 6.02, any vacancy occurring in any office of the Company may be filled by Board approval in accordance with Section 6.01.

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ARTICLE VII

TRANSFER OF MEMBERSHIP UNITS

Section 7.01. Limitations on Transfer. (a) A Member may Transfer its Membership Units only in accordance with, and subject to the applicable provisions of, this Article VII.

(b) Any purported Transfer of Membership Units other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Membership Units pursuant to any such Transfer. Except for Permitted Transfers or Transfers in accordance with Section 7.05, each other Member must consent in writing to any purported Transfer, which Transfer (if any) shall be subject to such other Members’ preemption right on terms to be agreed between the Parties subject to agreement by the Parties on mutually acceptable terms.

(c) The Board or any officer of the Company shall amend Schedule A and Schedule B to reflect the admission of any additional Members and any Transfer, in each case, in accordance with this Article VII.

(d) The Membership Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Membership Units have been certificated, each certificate evidencing Membership Units and each certificate issued in exchange for or upon the Transfer of any Membership Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _______ AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT, DATED AS OF _______, 2013, AS AMENDED AND MODIFIED FROM TIME TO TIME. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

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The Company shall imprint such legend on certificates (if any) evidencing Membership Units. Notwithstanding the foregoing, to the extent the Membership Units are not certificated, this Agreement will contain a legend in substantially the form stated above.

Section 7.02. Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of Membership Units shall be permitted at any time unless the Board is reasonably satisfied in good faith that such Transfer would not cause the Company to be classified as a “publicly traded partnership” as defined under Section 7704 of the Code or cause the Company to lose its status as a partnership for U.S. federal income tax purposes. Any Transfer of any Membership Units permitted under this Article VII shall be subject to the satisfaction of the following conditions:

(a) unless otherwise provided in this Agreement, a duly executed and acknowledged written instrument of Transfer has been delivered to the Company, which instrument shall specify the Membership Units being Transferred and shall set forth the intention of the Transferor that the Transferee succeed to the transferor’s Membership Units as a substituted Member in the Transferor’s place;

(b) the Transferor and the Transferee have executed, acknowledged and delivered such other documents as may be necessary, in the reasonable opinion of the Board, to effect such substitution, including the execution of a counterpart to this Agreement by the transferee;

(c) the Transferee pays or reimburses the Company for any legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member; and

(d) the Transferee makes the representations and warranties set forth in Section 11.01 to the Company and the other Members as of the date of the Transfer.

Upon satisfaction of such conditions, the transferee shall automatically be admitted as a Member of the Company.

Section 7.03. Permitted Transfers. Subject to Section 7.04:

(a) subject to Section 3.09, a Member may Transfer all (but not less than all) of its Membership Units to one of its Affiliates; provided, that such Affiliate is wholly-owned, directly or indirectly, by Albany or Albany International (each such Transferee, an “Affiliate Transferee”); provided, that, if the Affiliate Transferee should at any time thereafter cease to be an Affiliate of such Member, such Membership Units shall be Transferred back to the original Transferor (or to an Affiliate of the original Transferor) prior to the time that such Affiliate Transferee ceases to be an Affiliate, so that at all times the Membership Units shall be held either by Albany, Safran or one of their respective Affiliates (except as otherwise permitted by this Article VII);

(b) subject to Section 7.05(a)(i), Albany may Transfer all (but not less than all) of its Membership Units in connection with a sale of all or substantially all of the assets of

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Albany International or Albany, all of the equity of Albany, or any merger or consolidation of Albany International or Albany with or into any Person; and

(c) Safran may Transfer all (but not less than all) of its Membership Units in connection with a sale of all or substantially all of its assets or any merger or consolidation of Safran S.A. with or into any Person.

Section 7.04. Rights and Obligations of Transferees and Transferors.

(a) Any Transferee of Membership Units (including any Affiliate of any Member) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing a counterpart to this Agreement and delivering such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party hereto, whereupon such Transferee will be treated as a Member for all purposes of this Agreement. A Transferee of Membership Units that complies with the provisions of this Section 7.04 shall be admitted by the Company as a Member hereunder so long as such Transfer was effected in compliance with the terms of this Agreement, including this Article VII.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) in the event of any Permitted Transfer, the Transferee shall acquire all of the rights and become responsible for all of the covenants and agreements of the applicable Transferor hereunder, including those set forth in Article XII;

(ii) in the event that Albany Transfers any of its Membership Interests, Albany shall continue to be bound by its covenants and agreements set forth in Article XII; provided, that the foregoing sentence shall not apply to any Transfer by Albany (A) resulting from the exercise of the Safran Call Right or (B) pursuant to Section 7.03(b) (it being understood that, in the case of any Transfer by Albany pursuant to Section 7.03(b), the applicable Transferee shall assume and become responsible for all covenants and agreements of Albany set forth in Article XII); and

(iii) in the event that Safran Transfers any of its Membership Interests, Safran S.A. shall continue to be bound by its covenants and agreements set forth in Article XII; provided, that the foregoing sentence shall not apply to any Transfer by Safran (A) resulting from the exercise of the Safran Put Right or (B) pursuant to Section 7.03(b) (it being understood that, in the case of any Transfer by Safran pursuant to Section 7.03(b), the applicable Transferee shall assume and become responsible for all covenants and agreements of Safran set forth in Article XII).

(c) Safran may propose to increase its Percentage Interest through the purchase of Albany’s Membership Units or, subject to Section 3.02(b), by making Additional Capital Contributions, in each case at a price jointly agreed by the Members; provided, that Albany shall have the right to refuse any such offer in its sole discretion. In the event that Safran increases its Percentage Interest for any reason, the governance of the Company in accordance with this Agreement shall be reviewed and agreed as provided in Section 5.08.

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Section 7.05. Safran Option. (a) Upon the occurrence of any of the following events (each such event, a “Triggering Event”), Safran shall have the right to elect, at its option, within sixty (60) days after receipt of written notice of such Triggering Event, to (i) purchase all of the Common Membership Units then owned by Albany and its Affiliates at a purchase price determined in accordance with Section 7.05(b) (such right, the “Safran Call Right”) or (ii) sell all of the Common Membership Units then owned by Safran and its Affiliates to Albany (or, at Albany’s election, an Affiliate of Albany) for a purchase price determined in accordance with Section 7.05(g) (such right, the “Safran Put Right” and, together with the Safran Call Right, the “Safran Option”):

(i) a change of control transaction whereby (A) any Competitor of Safran becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Albany or Albany International representing 50% or more of the voting power of Albany’s or Albany International’s then-outstanding securities, (B) Albany or Albany International is party to a merger or consolidation, or series of related merger or consolidation transactions, with any Competitor of Safran which results in the holders of voting securities of Albany or Albany International outstanding immediately prior thereto failing to continue to (1) hold securities representing (either by remaining outstanding or by being converted into securities of the surviving or another entity) at least fifty (50%) percent of the voting power of the securities of Albany, Albany International or such surviving entity outstanding immediately after such merger or consolidation or (2) directly or indirectly have the power to elect the majority of the entire board of directors or other similar governing body of Albany, Albany International or such surviving entity immediately after such merger or consolidation, (C) the sale or disposition of all or substantially all of Albany’s or Albany International’s assets to (or consummation of any transaction, or series of related transactions, having the same effect, with) any Competitor of Safran, or (D) any transaction or series of related transactions with any Competitor of Safran that has the same effect as any one or more of the foregoing (it being understood that the execution by Albany, Albany International or any of their respective Affiliates of a definitive agreement with a Competitor of Safran to effectuate any of the foregoing shall be considered a Triggering Event);

(ii) a “material breach” by the Company of the Long Term Supply Agreement as such term is defined therein and failure to cure such breach within twelve (12) months following receipt by the Company of written notice from Safran describing the material breach in reasonable detail (it being understood that such twelve (12) month period shall run concurrently with the applicable cure period set forth in Article 19.1.1 of the Long Term Supply Agreement);

(iii) the Company shall have commenced any case, proceeding or other action (A) under any existing or future Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all of its assets;

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(iv) a failure to meet a Material Milestone, which failure remains uncured for ninety (90) days following the receipt by the Company of written notice from Safran describing the applicable failure in reasonable detail, such notice to be delivered following the Safran Manager’s review of the Quarterly Performance Report or other applicable report delivered pursuant to Section 8.04; provided, that Safran shall be prohibited from exercising the Safran Option in the event that the HR Director shall have been the primary cause of, or the primary factor that resulted in, the occurrence of a Triggering Event pursuant to this Section 7.05(a)(iv) (unless such primary cause or factor shall have resulted from action taken by the HR Director at the reasonable direction of the General Manager consistent with Section 6.02(b), in which case Safran shall not be so prohibited from exercising the Safran Option);

(v) a Deadlock Event (A) occurs as a result of a proposal by the Albany Managers of an Annual Business Plan, to which Safran does not agree, that includes minimum annual hiring or capital expenditure targets that are 25% or less than the amounts in the Five Year Business Plan or the initial Material Milestones and (B) is not amicably resolved following completion of the procedures set forth in Section 5.06;

(vi) a series of material breaches of this Agreement, the Services Agreement, the Safran IPLA, and/or the Albany IPLA, by Albany that causes Safran or its Affiliates to breach, or creates a material risk that Safran or its Affiliates will breach, their material obligations to their respective customers, including delivery obligations or conformity obligations, which series of material breaches by Albany remains uncured for four (4) months following the receipt by the Company of written notice from Safran describing the applicable failures in reasonable detail; or

(vii) a resolution by the board of directors of Albany International (the “Albany International Board”) or a written public communication by Albany International’s CEO or the Albany International Board that Albany International is no longer committed to the growth of Albany, with notice to be provided to Safran within five (5) days of such decision by the Board or formal communication.

(b) Upon exercise of the Safran Call Right, Safran shall pay to Albany an amount equal to (i) the aggregate Percentage Interest of Albany and all Affiliates of Albany that own any Common Membership Units as of the date of exercise of the Safran Call Right (the “Exercise Date”) multiplied by (ii) (A) the Enterprise Value as of the Exercise Date minus (B) the sum (without duplication) of (1) Net Indebtedness (including all amounts owing under all outstanding Intercompany Loans) and (2) the portion of Preferred Capital for all Preferred Membership Units owned by Albany or any of its Affiliates that has not been repaid in full, in each case as of the Exercise Date.

(c) For purposes of this Section 7.05, “Enterprise Value” shall be defined as follows:

(i) if the Exercise Date occurs on or before the Formula Change Date, then the Enterprise Value as of the Exercise Date shall be as set forth in Annex II for the applicable quarter; or

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(ii) if the Exercise Date occurs after the Formula Change Date, then the Enterprise Value as of the Exercise Date shall be equal to the Formula B Enterprise Value.

(d) In the event that the Safran Call Right is exercised, (i) the Company shall immediately (A) satisfy all of its obligations under all outstanding Intercompany Loans, and (B) pay to each Preferred Member the portion of Preferred Capital for all Preferred Membership Units owned by such Preferred Member that has not been repaid in full as of the Exercise Date (or, if the Company is unable to timely satisfy such obligations, Safran shall satisfy such obligations on behalf of the Company), (ii) Albany and Safran shall negotiate an implementation plan to avoid a disruption in the production and sale of Safran products to customers and (iii) Albany and Albany International, subject to (iv) below and Albany’s rights and obligations under the Albany IPLA, shall have no further rights or obligations under this Agreement and Albany shall cease to be a member of the Company effective as of the Exercise Date; provided, that the exercise of the Safran Call Right shall not relieve Albany or Albany International from liability for any breach of this Agreement on or prior to the Exercise Date, and (iv) Albany shall provide the Company with (A) a copy of the software source code not already transferred or licensed to the Company (so that the Company will thereafter be able to make improvements or modifications thereto) necessary to applications in the Agreed Space (the “Albany Software”) and (B) all reasonable support necessary to enable the Company to use the Albany Technology (including Albany Software) for two (2) years following the Exercise Date; provided, that such support will be provided by Albany without charge for the six (6) months immediately following the Exercise Date; provided, further, that if the Company reasonably determines that additional services are required after such six (6) month period, Albany shall provide such services at cost for an additional period not to exceed eighteen (18) months.

(e) If a Triggering Event shall have occurred, upon Albany’s receipt of notice from Safran of such Triggering Event and until the third (3rd) anniversary of receipt of such notice, Albany and its Affiliates shall not, without the prior written consent of Safran, directly or indirectly contact or solicit, in each case for the purpose of offering employment to or hiring, any person who is actively employed by the Company or any of its Subsidiaries as of the date of such Triggering Event; provided, that the restrictions in this Section 7.05(e) shall not apply with respect to (i) any solicitations of employment (including newspaper or Internet help wanted advertisements or search firm engagements) not directed or focused on such employees of the Company or any of its Subsidiaries, (ii) any such person who initiates discussions regarding employment with Albany or any of its Affiliates without any direct or indirect solicitation or encouragement by Albany or any of its Affiliates that is prohibited by this Section 7.05(e), or (iii) any such person who has ceased to be employed by the Company or any of its Subsidiaries prior to the commencement of any employment discussions with Albany or any of its Affiliates; provided, further, that although the obligations contained in this Section 7.05(e) shall commence upon Albany’s receipt of notice from Safran of such Triggering Event, such obligations shall terminate upon the failure of Safran to either (x) exercise the Safran Call Right with respect to such Triggering Event within the time limit set forth in Section 7.05(a) or (y) satisfy its obligations under this Agreement in connection with such exercise of the Safran Call Right.

(f) If a Triggering Event shall have occurred, upon Albany’s receipt of notice from Safran of such Triggering Event and until the second (2nd) anniversary of receipt of such notice, Albany and its Affiliates shall not, without the prior written consent of Safran, hire any

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employee of the Company or any of its Subsidiaries; provided, that the restrictions in this Section 7.05(f) shall not apply with respect to any Person whose employment with the Company or any of its Subsidiaries shall have been terminated by the Company or the applicable Subsidiary of the Company; provided, further, that although the obligations contained in this Section 7.05(f) shall commence upon Albany’s receipt of notice from Safran of such Triggering Event, such obligations shall terminate upon the failure of Safran to either (x) exercise the Safran Call Right with respect to such Triggering Event within the time limit set forth in Section 7.05(a) or (y) satisfy its obligations under this Agreement in connection with such exercise of the Safran Call Right.

(g) Upon exercise of the Safran Put Right, (i) Safran shall, and shall cause its Affiliates to, transfer to Albany (or, at Albany’s election, an Affiliate of Albany) all Membership Units owned by Safran and its Affiliates, (ii) Albany shall transfer or cause to be transferred to Safran in exchange therefor an amount equal to the product of (A) the aggregate Percentage Interest of Safran and all Affiliates of Safran that own any Membership Units and (B) the aggregate Common Capital of the Company, and (iii) Safran, subject to its rights and obligations under the Intellectual Property Agreements, shall have no further rights or obligations under this Agreement and shall cease to be a Member of the Company effective as of the Exercise Date; provided, that the exercise of the Safran Put Right shall not relieve Safran from liability for any breach of this Agreement on or prior to the Exercise Date.

(h) If a Triggering Event shall have occurred, upon Albany’s receipt of notice from Safran of such Triggering Event and until the third (3rd) anniversary of receipt of such notice, Safran S.A. shall not, and shall cause its Affiliates not to, without the prior written consent of Albany, directly or indirectly contact or solicit, in each case for the purpose of offering employment to or hiring, any person who is actively employed by the Company or any of its Subsidiaries as of the date of such Triggering Event; provided, that the restrictions in this Section 7.05(h) shall not apply with respect to (i) any solicitations of employment (including newspaper or Internet help wanted advertisements or search firm engagements) not directed or focused on such employee of the Company or any of its Subsidiaries, (ii) any such person who initiates discussions regarding employment with Safran S.A. or any of its Affiliates without any direct or indirect solicitation or encouragement by Safran S.A. or any of its Affiliates that is prohibited by this Section 7.05(h), or (iii) any such person who has ceased to be employed by the Company or any of its Subsidiaries prior to the commencement of any employment discussions with Safran S.A. or any of its Affiliates; provided, further, that although the obligations contained in this Section 7.05(h) shall commence upon Albany’s receipt of notice from Safran of such Triggering Event, such obligations shall terminate upon the failure of either (x) Safran to exercise the Safran Put Right with respect to such Triggering Event within the time limit set forth in Section 7.05(a) or (y) Albany to satisfy its obligations under this Agreement in connection with such exercise of the Safran Put Right.

(i) If a Triggering Event shall have occurred, upon Albany’s receipt of notice from Safran of a Triggering Event and until the second (2nd) anniversary of receipt of such notice, Safran S.A. and its Affiliates shall not, without the prior written consent of Albany, hire any employee of the Company or any of its Subsidiaries; provided, that the restrictions in this Section 7.05(i) shall not apply with respect to any Person whose employment with the Company or any of its Subsidiaries shall have been terminated by the Company or the applicable Subsidiary of the Company; provided, further, that although the obligations contained in this Section 7.05(i) shall

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commence upon Albany’s receipt of notice from Safran of such Triggering Event, such obligations shall terminate upon the failure of either (x) Safran to exercise the Safran Put Right with respect to such Triggering Event within the time limit set forth in Section 7.05(a) or (y) Albany to satisfy its obligations under this Agreement in connection with such exercise of the Safran Put Right.

ARTICLE VIII

COMPANY EXPENSES, BOOKS AND RECORDS, TAX MATTERS

Section 8.01. Fees and Expenses. Notwithstanding anything herein to the contrary, the Company shall pay all current expenses, including administrative expenses and fees, before any distributions may be made to the Members. Appropriate reserves may be determined and withheld from distributions to the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Board; provided, however, that any such reserves shall be withheld from the Members pro rata based on their respective Membership Units.

Section 8.02. Fiscal Year. Unless otherwise determined by the Board, the “Fiscal Year” of the Company shall be the taxable year of the Company, which shall be the fiscal year of Albany unless otherwise required by Law.

Section 8.03. Inspection. Appropriate books and records in accordance with and as required by the Act or any other applicable Law shall be kept by the Company. Such books and records shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Business, including any fees or other compensation paid to Albany or its Affiliates under the Services Agreement, in accordance with GAAP. In addition, such books and records shall at all times be kept at the Company’s place of business. Each Member and its representatives shall, to the extent reasonably requested of the Company, have reasonable access to (i) discuss the Company’s operations and the Business with employees or agents of the Company (provided that reasonable notice shall have been given) and (ii) inspect, audit or make copies of all books, records, financial results, data, procedures and other information related to the operations of the Company and the Business at such Member’s own expense; provided, that Safran shall be permitted to conduct no more than one (1) full financial audit supported by certified financial accountants per Fiscal Year pursuant to this Section 8.03 and shall be required to provide the Company with at least ninety (90) days’ notice prior to the commencement of any such audit; provided, further, that each Member shall maintain the confidentiality of such information in accordance with the provisions of this Agreement, including Section 13.02; provided, further, that any action taken pursuant to this Section 8.03 shall be conducted in such a manner as not to unreasonably interfere with normal operation of the Business by the Company and its Subsidiaries. To the extent required by any Governmental Authority (including the Federal Aviation Administration), the Company shall permit inspections by such Governmental Authority.

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Section 8.04. Financial Statements and Reports.

(a) The Company shall prepare and furnish, or cause to be prepared and furnished, to each Member:

(i) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, annual consolidated and consolidating financial statements of the Company, which statements shall include the balance sheet, profit and loss statements and cash flow statements, shall show the comparable figures for the prior Fiscal Year and any other information required by applicable Laws, and, to the extent included in such financial statements, accompanying notes and a management discussion and analysis;

(ii) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a summary itemization, by type and/or classification of the total fees and compensation, including any general and administrative reimbursements and operating fees, paid by the Company, or indirectly on the Company’s behalf, to Albany and its Affiliates, including such amounts paid or accrued under the Services Agreement;

(iii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, quarterly consolidated financial statements of the Company, which statements shall include quarterly and year-to-date consolidated balance sheets, and profit and loss statements and cash flow statements for such fiscal quarter and the comparable period for the prior Fiscal Year and any other information required by applicable Laws; and

(iv) as soon as practicable and in any event within twenty (20) days after the end of each calendar month, monthly operating reports setting forth the results of operations for such month and the year to-date, in such format as the Board may direct, including cumulative deviations from current capital and operating budgets included in the Annual Business Plan, to the extent applicable.

(b) The Company shall provide to each Member: (i) notice of events that, in the Board’s determination, would reasonably be expected to have a material impact on the business operations of the Company including the commencement of criminal or material civil actions; and (ii) such other information as may reasonably be requested by any Member or as is otherwise required by Law.

Section 8.05. Tax Returns and Reports.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax returns and reports required to be filed by the Company and its Subsidiaries under all applicable Tax laws and regulations, and shall provide a copy of any such filing to a Member upon reasonable request. Each Member shall provide the Company with such information, if any, as may be needed by the Company for purposes of preparing such returns and reports.

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(b) The Company shall use its reasonable efforts to provide to each Member any information reasonably requested by such Member to prepare its Tax or information returns, including an IRS Schedule K-1 properly completed and filled out in respect of the Company as soon as practicable following the end of each calendar year (but in no event later than four (4) months following the end of such calendar year), or to the extent it is unable to do so, as soon as reasonably practicable thereafter. Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income Tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the Schedule K-1 or other information statement furnished by the Company to such Member pursuant to this Section 8.05(b).

Section 8.06. Tax Matters Partner.

(a) At the Company’s expense, Albany shall be the “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Code.

(b) Except as this Agreement otherwise provides, the Tax Matters Partner shall make all applicable elections (including whether or not to file for extensions), determinations, and other decisions under the Code, including the deductibility of a particular item of expense and the positions to be taken on the Company’s Tax return and the determination of the allocations to be made pursuant to the terms of this Agreement and the guaranteed payments, if any, to be made pursuant to this Agreement, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service or any other Tax authority affecting the Members generally. The Board shall cause the accountants of the Company (at the Company’s expense) to prepare the Company’s federal, state and local income and other Tax returns and deliver such returns to the Members (in accordance with Section 8.05) for their review and approval. The Members shall each take reporting positions on their respective federal, state and local income Tax returns consistent with the positions determined for the Company.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.01. Exculpation. (a) Subject to applicable Law, no Member (or any of its Affiliates), Manager or officer of the Company, or any direct or indirect partner, manager, member, shareholder, employee, director, officer or agent of such Person (each, an “Indemnified Person”) shall be liable, in damages or otherwise in connection with this Agreement, to the Company, the Members or any of their Affiliates or successors or assigns for any act or omission performed or omitted by any of them in good faith that relates to the Company or any of its Subsidiaries (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including legal counsel as to matters of Law, accountants as to matters of accounting, or investment bankers or appraisers as to matters of valuation), other than (i) in connection with any breach of this Agreement by a Member or (ii) by reason of acts or omissions related to the Company which are

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found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of such Indemnified Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by Law, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, no Member nor any Manager, acting in such Person’s capacity as such, shall (i) have any fiduciary or other duties to the Company or any Member other than the duty to comply with the applicable terms and provisions of this Agreement, or (ii) be obligated to do or perform any act or thing in connection with the Company and its Subsidiaries not expressly set forth in this Agreement. Without limiting the foregoing, the provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Member, Indemnified Person or any Manager otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of such Persons, to the maximum extent permitted by applicable Law.

Section 9.02. Indemnification and Expense Advancement. (a) To the fullest extent permitted by Law, the Company shall indemnify, defend and hold harmless each Indemnified Person from and against any and all losses, liabilities, damages, claims, judgments, awards, settlements, demands, offsets, costs or expenses (including interest, penalties, court costs, arbitration costs and fees, witness fees and reasonable fees and expenses of outside attorneys, investigators, expert witnesses, accountants and other professionals) resulting from a claim, demand, lawsuit, action or proceeding (i) by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement or (ii) with respect to any Indemnified Person that is a Member or any of its Affiliates, based upon, arising out of, related to or resulting from such Indemnified Person’s status as an equityholder of the Company; provided, that such acts or omissions of such Indemnified Person related to such indemnification are not (x) found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to constitute fraud, gross negligence or willful misconduct or (y) in breach of this Agreement.

(b) Expenses reasonably incurred by an Indemnified Person in defense or settlement of any claim that are subject to a right of indemnification hereunder (which, for the avoidance of doubt, shall not include expenses incurred in defense or settlement of any claim in connection with a breach of this Agreement by any Member) shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking (in form and substance reasonably satisfactory to the Board) by or on behalf of such Indemnified Person to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Person is not entitled to be indemnified hereunder.

Section 9.03. Exclusivity. The remedies provided for in this Article IX are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person.

Section 9.04. Limitation on Implied Duties. The Members hereby agree, notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, that, to the fullest extent permitted by Law, when any Member, Albany Manager, Safran Manager, member of the Management Committee or other committee takes any action under this Agreement to give or withhold its consent, such Member, Albany Manager, Safran Manager or

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member of the Management Committee or other committee shall have no duty (fiduciary or otherwise) to consider the interests of the Company or any of its respective Subsidiaries or the other Members and may act exclusively in its (or in the case of (a) an Albany Manager or Albany appointee to the Management Committee or other committee, Albany’s or (b) a Safran Manager or Safran appointee to the Management Committee or other committee, Safran’s) own interest and without regard to the interest of any other Person.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.01. Events Causing Dissolution. (a) The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur:

(i) a determination by the Board in accordance with the terms of this Agreement to dissolve the Company; or

(ii) any dissolution required by operation of Law.

(b) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and all of the Company’s assets have been distributed as provided in Section 10.03 and in the Act.

(c) Notwithstanding any other provision of this Agreement, no Member shall cease to be a Member of the Company upon the happening of (i) such Member (A) making an assignment for the benefit of creditors, (B) filing a voluntary petition in bankruptcy, (C) being adjudged bankrupt or insolvent, or having entered against such Member an order for relief, in any bankruptcy or insolvency proceeding, (D) filing a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, (E) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature, (F) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties, (ii) the commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law or (iii) the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties (any such occurrence in the foregoing clauses (i), (ii) or (iii), such Member’s “Bankruptcy”), and despite the occurrence of any such event, the business of the Company shall continue without dissolution.

(d) Notwithstanding any other provision of this Agreement, each Member waives any right it might have under the Act or otherwise to (i) agree in writing to dissolve the Company upon such Member’s Bankruptcy, or upon the occurrence of an event that causes such Member to cease to be a Member of the Company, and (ii) apply for judicial dissolution of the Company.

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Section 10.02. Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company and the termination of this Agreement, the Certificate of Formation shall be canceled in accordance with the provisions of Section 18-203 of the Act and the Members shall be promptly notified of such dissolution.

Section 10.03. Liquidation. Upon dissolution of the Company, as expeditiously as is reasonable, the liabilities of the Company shall be paid and distributions shall be made in the following manner and order:

(a) to creditors, including (i) third party creditors, (ii) Members who are creditors (including, in the case of any Intercompany Loan, Albany and any Affiliates of Albany that own Membership Interests) and (iii) Members who have not yet received the distributions determined by the Board to be payable to such Members pursuant to Section 4.01 to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or by establishment or reserves); and

(b) to the Preferred Members, pro rata in accordance with their respective ownership of the Preferred Membership Units, until Preferred Capital for all Preferred Membership Units has been repaid in full; and

(c) to the Common Members, pro rata in accordance with their respective Percentage Interests.

Section 10.04. Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

Section 10.05. Return of Members’ Capital Contribution. A Member shall look solely to the Company’s assets for the return of such Member’s Capital Contribution. If the assets remaining after payment or discharge of all debts and liabilities of the Company are insufficient to return such Member’s Capital Contribution, the Member shall have no recourse against any other Member, except to the extent of any required Capital Contribution of any other Member which has not been paid when due.

Section 10.06. Termination. (a) At such time (the “Termination Date”) as all of the Company’s assets have been distributed as provided for in Section 10.03, the Company and this Agreement shall terminate.

(b) Upon the termination of this Agreement, but subject to the Intellectual Property Agreements, no Party shall have any liability or obligation to any other Party; provided, that (i) the termination of this Agreement shall not relieve a Party from liability for any breach of this Agreement on or prior to the Termination Date, and (ii) Article IX, Article X and Sections 13.04 through 13.06, Section 13.08, and Sections 13.10 through 13.15 shall survive termination of this Agreement in accordance with their terms.

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ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 11.01. Representations and Warranties of the Members. Each Member hereby represents and warrants to each other Member and to the Company that on the Agreement Date:

(a) Such Member (i) has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and (ii) is duly organized and validly existing under the Laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Member and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The execution and delivery by such Member of this Agreement and the performance of its obligations hereunder do not and will not conflict with, or result in the breach of any provision of the constitutive documents of such Member. The execution and delivery by such Member of this Agreement and the performance of its obligations hereunder do not and will not (i) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Member is a party or by which such Member’s assets or operations are bound or affected or (ii) violate, in any material respect, any Law applicable to such Member, the Company or any of its Subsidiaries.

(c) To the knowledge of such Member, other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Member in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions currently contemplated herein, excluding, for the avoidance of doubt, any transactions contemplated herein solely as a result of one or more amendments to this Agreement following the Agreement Date.

(d) (i) Such Member’s interest in the Company is intended to be and is being acquired solely for such Member’s own account for the purpose of investment and not with a view to any sale or other disposition of all or any part thereof, (ii) such Member’s knowledge and experience in financial and business matters are such that the Member is capable of evaluating the risks of making a Capital Contribution, and (iii) such Member’s determination to purchase the Membership Units and make Capital Contributions has been, and in each case will be, made by such Member independent of and without reliance upon any other Member or Person other than such Member’s legal counsel and financial, accounting, regulatory and Tax advisors, if any,

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and independent of any statements or opinions as to the advisability of such purchase or Capital Contribution or as to the properties, business, prospects or condition (financial or otherwise) of any Person in which the Company may invest which may have been made or given by any such other Person.

(e) (i) The Member understands that the offering and sale of the Membership Units are intended to be exempt from registration under the Securities Act and applicable U.S. state securities Laws (A) in the case of “U.S. persons” (as defined in Rule 902(k) of Regulation S of the Securities Act), in reliance on the private placement exemption from registration provided in Section 4(2) of the Securities Act and Regulation D promulgated thereunder and exemptions under applicable U.S. state securities Laws (including Rule 506 of Regulation D of the Securities Act), and (B) in the case of persons that are not U.S. persons (each, a “Non-U.S. Person”), in reliance on Regulation S promulgated under the Securities Act and exemptions under the applicable Laws of the non-U.S. jurisdiction in which the Membership Units are being offered and sold. The Member is aware that the Membership Units cannot be sold or otherwise disposed of unless they are registered under the Securities Act and applicable U.S. state securities Laws or unless an exemption from such registration is available, and that the Company has no present intention of so registering such interests under the Securities Act, and that accordingly such Member is able and is prepared to bear the economic risk of making a Capital Contribution and to suffer a complete loss of investment. The Member further agrees that it shall not engage in any Transfer of the Membership Units it acquires in any manner that would require the registration of the Membership Units under the Securities Act or under the Laws of any non-U.S. jurisdictions.

(ii) Either the Member or each beneficial owner of such Member is (A) an “accredited investor” within the meaning of Regulation D of the Securities Act; or (B) if the Member is not an accredited investor, the Member is a Non-U.S. Person.

(iii) If the Member is a Non-U.S. Person, the Member has not been solicited to purchase and has not and shall not acquire its Membership Units, directly or indirectly, while present in the United States.

(iv) If the Member is a Non-U.S. Person, the Member shall notify the Board promptly after it ceases to be a Non-U.S. Person.

(f) The Member (i) directly or indirectly, is acquiring the Membership Units in compliance with all applicable Laws and other legal requirements including the legal requirements of jurisdictions in which the Member is resident and in which such acquisition is being consummated, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Units; and (iii) has consulted with legal counsel and financial, accounting, regulatory and Tax advisors, as necessary, to ensure it is eligible to, directly or indirectly, acquire all or any part of the Membership Units.

(g) The Member has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and at the present time and in the foreseeable future can afford a complete loss of this investment.

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(h) The Member agrees to deliver to the Company such information as to certain matters under the Securities Act, the Exchange Act, the Investment Company Act and any Tax Laws as the Company may reasonably request in order to ensure compliance with such acts and Laws and the availability of any exemptions thereunder.

(i) The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to make a decision to invest in the Company and has availed itself of this opportunity to the full extent desired.

(j) The Member acknowledges that neither the Company nor any Affiliate thereof has rendered any investment advice or securities valuation advice to the Member, and that the Member is neither subscribing for nor acquiring any interest in the Company in reliance upon, or with the expectation of, any such advice.

(k) No representations or warranties have been made to the Member with respect to the investment in the Membership Units or the Company other than the representations set forth herein, and the Member has not relied upon any representation or warranty not provided herein in making its investment in the Company.

(l) None of the funds that the Member is using or will use to fund its Capital Contributions are assets of an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, or an entity whose underlying assets include plan assets subject to Title I of ERISA by reason of a plan’s investment in the entity (any such plan under ERISA or the Code or any such entity.

(m) The Member understands that the Company intends to be classified and taxed as a partnership for U.S. federal tax purposes and not as a publicly-traded partnership, and accordingly such Member agrees that it will not Transfer any interest in the Company if it would cause the Company to become a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code and the Treasury Regulations thereunder.

Section 11.02. Representations and Warranties of the Company. Each of Albany and the Company hereby represents and warrants to Safran that on the Agreement Date:

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority under its certificate of formation, this Agreement and the Act to own, lease and otherwise hold and operate its properties and other assets, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, the Albany Contribution Agreement, the Safran Contribution Agreement, the Albany IPLA, the Safran IPLA, the Services Agreement and any other agreements entered into in connection with the execution of therewith and the agreements contemplated hereby (collectively, the “Transaction Documents”) to which it is a party and to carry out the transactions contemplated hereby and thereby. The Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing

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necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

(b) The Company has all necessary power and authority under its Certificate of Formation, this Agreement and the Act to execute this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly authorized by all necessary action and no other proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and each of the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Members and the other parties thereto, constitutes, or will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(c) The execution and delivery of this Agreement by the Company do not, the execution and delivery of the other Transaction Documents by the Company will not, and the performance of this Agreement and the other Transaction Documents by the Company will not, (i) conflict with or violate the Certificate of Formation, this Agreement, or any equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any foreign or domestic (federal, state or local) Law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation or imposition of a lien, mortgage, charge, pledge, security interest, deed of trust, ground lease, lease, sublease, assessment, tenancy, claim, covenant, condition, restriction, easement, judgment or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (written or otherwise) to which the Company or any of its Subsidiaries is a party or any of its or any Subsidiary’s assets are bound.

(d) To the knowledge of the Company, the execution and delivery of this Agreement and the other Transaction Documents by the Company does not, and the performance of this Agreement and the other Transaction Documents by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, Taxing, importing or other Governmental Authority, or any other third party.

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(e) The capitalization of the Company is as set forth in this Agreement. Except as set forth in the Transaction Documents, (i) there are no outstanding subscriptions, options, “phantom” equity or other equity equivalent instruments, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable or exercisable for, any Membership Units or other membership interests or other equity interests of the Company, (ii) all of the outstanding membership interests of the Company will have been duly and validly authorized and issued and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws and not subject to any preemptive rights, (iii) the Company has not granted any preemptive rights, rights of first refusal, put or call rights or obligations, tag-along rights, drag-along rights, anti-dilution rights or other similar rights with respect to the issuance, sale, redemption or transfer of the Company’s membership interests or other equity securities of the Company, or (iv) there are no rights to have the Company’s membership interests registered for sale to the public in connection with the Laws of any jurisdiction.

(f) The Company is a newly formed entity, formed in connection with the transactions contemplated by the Transaction Documents. Other than the Transaction Documents and the agreements entered into pursuant to or in connection with the transactions contemplated by the Transaction Documents, the Company (i) is not a party to any agreement, contract or undertaking, and (ii) does not have any obligations or liabilities of any kind.

Section 11.03. Entitlement of the Company and the Members to Rely on Representations and Warranties. The representations and warranties contained in Section 11.01 may be relied upon by the Company, and by the other Members, in connection with the entering into of this Agreement. Without limiting the foregoing, each Member agrees that it will make the representations and warranties set forth in Section 11.01 upon (i) making any Additional Capital Contribution to the Company; (ii) any Transfer of Membership Units by such Member and (iii) upon written request by the Company in the event of any transaction or any other matter in connection with which the Company has a reasonable basis to request such representations and warranties be made by such Member.

Section 11.04. Covenants of the Members.

(a) New potential applications within the Agreed Space will be explored by Albany and Safran in accordance with the General Collaboration Agreement. When Albany and Safran agree that a new application is ready to proceed to development and manufacturing, Albany and Safran shall negotiate in good faith a commercial agreement with respect to such new application and such other agreements as may be necessary to effect the transfer of the application to the Company at the time such commercial agreement becomes effective; provided that the price policies of any such agreements shall be consistent with Section 11.05(b) below.

(b) With respect to any new potential applications within the Agreed Space, the split of responsibilities from an industrial perspective will be as follows:

(i) The Company shall be responsible for (A) process development and improvement, (B) quality assurance on manufacturing processes, (C) preform engineering starting from a Technology Readiness Level 5 (including converting the applicable preform’s pattern into loom instructions), (D) preform manufacturing

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(including production of development samples), excluding any activities pursuant to the Existing Supply Agreement, (E) unless otherwise decided by the Parties on a case-by-case basis, preform injection (provided, that, for the avoidance of doubt, preform injection will not be provided by the Company for the activities performed pursuant to the Existing Supply Agreement), and (F) any related process industrialization and cost improvement initiatives undertaken in respect of such new potential application.

(ii) Safran shall be responsible for final quality monitoring in the manner and to the extent provided in the Long Term Supply Agreement in respect of current applications; and

(iii) Each Member shall provide all necessary preliminary design specifications and manufacturing processes, as appropriate (including geometry and weaving patterns).

Section 11.05. Covenants of the Company.

(a) The Company shall (i) inform each Member of the amount, if any, of Taxes paid by the Company during each calendar year to non-U.S. jurisdictions that are attributable to income that is allocable to such Member and (ii) provide such information to such Member within ninety (90) days of the end of the relevant calendar year.

(b) Pricing policies with respect to any products developed by the Company following the Agreement Date shall be based on the pricing mechanism set forth in the Long Term Supply Agreement, subject to negotiation of a definitive agreement between the Company and Safran with respect to such products and with cost parameters to be based on prevailing economic conditions.

(c) The Company shall use commercially reasonable efforts to (i) comply at all times with each applicable Law, including all applicable federal, state, foreign, and local Laws relating to, Tax, zoning and land use, environmental, occupational health and safety, product quality, product labeling, import and export laws (including ITAR) and safety and employment and labor matters, (ii) maintain and possess from each appropriate Governmental Authority all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights issued by any Governmental Authority necessary to conduct the Business, and (iii) maintain in full force and effect all insurance for the protection of the assets of the Company required to be maintained by the Company pursuant to any Long Term Supply Agreement, except, in the case of clauses (i) and (ii), to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

ARTICLE XII

RESTRICTIVE COVENANTS

Section 12.01. Exclusive Supplier to Safran. The Company shall be the exclusive manufacturer and supplier of Advanced Composite 3D Parts to Safran S.A. and its Affiliates in the Agreed Space and Safran S.A. agrees not to, and to cause its Affiliates not to,

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procure Advanced Composite 3D Parts in the Agreed Space from any Person (including Safran S.A. and its Affiliates) other than the Company except to the extent that:

(a) applicable Law prohibits Safran S.A. from engaging in such activities with the Company;

(b) a Governmental Authority in France requires that Safran S.A. purchase Advanced Composite 3D Parts from a Person other than the Company in connection with a sale by Safran of products or services to the French Armed Forces or to Société Air France, S.A.; provided, that Safran S.A. shall have used commercially reasonable efforts to permit such preforms to be sourced from the Company; or

(c) an Existing Supply Agreement by which Safran S.A. continues to be bound requires Safran S.A. to procure Advanced Composite 3D Parts from a Person other than the Company; provided, that Safran S.A. shall not renew or otherwise extend the term of the Existing Supply Agreement and shall use its commercially reasonable efforts to promptly terminate the Existing Supply Agreement.

For the avoidance of doubt, (x) this Section 12.01 shall not apply to the design, manufacture or supply to Safran S.A. by any Person other than the Company of parts for non-3D woven preforms and composites for any applications and (y) Safran will remain free to source parts from another supplier for non 3D-woven preforms and composites for any applications.

Section 12.02. Non-Competition. Except as otherwise provided in the Transaction Documents, each of Albany International and Safran S.A. hereby acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees that it will not, and will cause its Affiliates not to, directly or indirectly, engage in the Business. The Company shall not directly or indirectly engage in the Business other than with Safran S.A. or its Affiliates without the approval of the Safran Manager in accordance with Section 5.02(f), as applicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) Albany International and its Affiliates may engage in any of the activities contemplated by the Albany Permitted Contracts to the extent required pursuant to the applicable Albany Permitted Contract, (b) Safran S.A. and its Affiliates may engage in any of the activities contemplated by the Safran Permitted Contracts to the extent required pursuant to the applicable Safran Permitted Contract, (c) without limiting Section 12.01, the prohibitions in this Section 12.02 shall not apply to any acquisition by Safran S.A. or any of its Affiliates of all or a portion of the equity interests in any Person engaged in the Business (any such Person, a “Competing Entity”) if the revenues of such Competing Entity attributable to the Business represent no more than thirty percent (30%) of the aggregate consolidated revenues of such Competing Entity for such Competing Entity’s most recently completed fiscal year; provided, in the case of this clause (c), that Safran S.A. shall promptly (i) notify Albany in writing of the entry into any definitive agreement in respect of any acquisition of a Competing Entity and (ii) if so requested by Albany within sixty (60) days following Albany’s receipt of such written notice, participate in good faith negotiations with Albany to facilitate the acquisition by Albany, the Company, or any of their respective Affiliates of all or a portion of the assets of the Competing Entity relating to the Business (such assets, the “Competing Assets”) on terms to be agreed between Albany and Safran S.A.; provided, further, that if Albany determines not to acquire, and not to cause any of its Affiliates or the Company or any of the Company’s Affiliates to acquire,

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the Competing Assets, Safran S.A. shall use its best efforts, as soon as reasonably practicable following (and in any event within twenty-four (24) months of) Safran S.A.’s receipt of written notice from Albany of Albany’s determination not to so acquire or cause the acquisition of the Competing Assets, to (x) sell or otherwise dispose of the Competing Assets or (y) cease and discontinue the design, development and manufacturing of Advanced Composite 3D Parts within the Agreed Space by the Competing Entity. Notwithstanding anything to the contrary in this Agreement, Albany International and its Affiliates will remain free to develop and supply (A) non 3D-woven preforms and parts derived from non 3D-woven composites for aerospace applications in any thrust class for other aerospace companies and (B) 3D-woven preforms and parts to customers for any applications outside the Agreed Space.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Notices. In the event a notice or other document is required to be sent hereunder to the Company, the Board or to any Party, such notice or other document shall be in writing and shall be considered given and received, in all respects when personally delivered, or when sent by express or courier service or United States registered or certified mail, return receipt requested and postage and other fees prepaid, or by electronic mail, on the day such notice or document is personally delivered or delivered by electronic mail or on the third Business Day following the day on which such notice or other document is deposited in the mail or delivered to any such commercial delivery service as aforesaid. Any notice and document shall be addressed: (i) if to the Board or the Company, to 85 Innovation Drive, Rochester, New Hampshire 03867; (ii) if to such Party entitled to receive such notice or other document at the addresses shown on Schedule A hereto or at such other address as any such Party shall request in a written notice sent to the Company. The Company or any Party or their respective legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any Party, notify such Party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

Section 13.02. Publicity and Confidentiality. Subject to Article XII, each Member agrees that it shall (and shall cause its Affiliates to) keep confidential, and shall not disclose to any third Person or use for its own benefit, without prior approval of the Board, any non-public information with respect to the Company or its Subsidiaries (including any Person in which the Company holds, or contemplates acquiring, an investment) that is in such Member’s or any of its Affiliate’s possession on the Agreement Date or disclosed after the date of this Agreement to such Member or any of its Affiliates by or on behalf of the Company or its Subsidiaries; provided, that each Member or any such Affiliate may disclose any such information (i) as has become generally available to the public, was or has come into such Member’s or such Affiliate’s possession on a non-confidential basis, without a breach of any confidentiality obligations by the Person disclosing such information, or has been independently developed by such Member or any such Affiliate, without use of the non-public information, (ii) to its Affiliates, directors, managers, officers, representatives, agents and employees and professional advisers who need to know such information and agree to keep it confidential on terms consistent with this Section 13.02, (iii) to potential transferees of their Membership Units, in each case who have agreed to keep such information confidential on terms consistent with this

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Section 13.02, (iv) to the extent necessary in order to comply with any Law applicable to such Member or its Affiliates, or to a regulatory agency with applicable jurisdiction, or (v) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such information has been generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (x) such Member shall give the Company notice of such request and shall cooperate with the Company at the Company’s request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), such Member (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information. No news releases, public announcements, advertisements or other publicity shall be released by any Party or its Affiliates concerning the Company, the Business or any activities related thereto without the prior written approval of the other Parties (such approval not to be unreasonably conditioned, delayed or withheld), except to the extent necessary in order to comply with any Law applicable to such Party or its Affiliates, or to a regulatory agency with applicable jurisdiction.

Section 13.03. Amendments. Except as provided in Section 2.02(c), Section 3.02(c), Section 3.04, Section 3.06 and Section 7.01(c), the terms and provisions of this Agreement may be modified or amended at any time and from time to time only by unanimous approval of the Board in accordance with Section 5.02(j). All Members shall receive notice of any amendment to this Agreement.

Section 13.04. Governing Law; Jurisdiction.

(a) This Agreement and any dispute arising out of, relating to or in connection with this agreement, shall be construed (both as to validity and performance), interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction. This Agreement shall be construed in accordance with Section 18-1101 of the Act. Any action against any Party relating to the foregoing shall be brought exclusively in the Chancery Court of the State of Delaware located in Wilmington, Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

(b) Except as otherwise set forth in this Section 13.04(b), each Party agrees that service of summons and complaint or any other process that might be served in any action may be made on such Party by sending or delivering a copy of the process to such Party by registered mail, return receipt requested, at the address provided for the giving of notices to such Party in Section 13.01. Safran S.A. hereby appoints Safran (the “Safran Authorized Agent”) as its authorized agent, upon whom service of summons and complaint or any other process that might be served in any action may be made by sending or delivering a copy of the process to the

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Safran Authorized Agent by registered mail, return receipt requested, at the following address (or at such other address as Safran S.A. shall request in a written notice sent to the Company): CT Corporation System, 9 Capitol Street, Concord, New Hampshire 03301. Safran S.A. hereby agrees to take any and all action, including the filing of any and all documents that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Safran S.A. hereby agrees that service of process upon the Safran Authorized Agent shall be, in every respect, effective service of process upon Safran S.A.. Nothing in this Section 13.04 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 13.05. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.05.

Section 13.06. Entire Agreement. This Agreement, together with the other Transaction Documents, embodies the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 13.07. Other Instruments and Acts. The Parties agree to execute any other instruments and perform any other acts that are or may be necessary to effectuate and carry on the Company, as determined in good faith by the Board.

Section 13.08. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 13.09. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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Section 13.10. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that the Company determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.11. No Partnership. The Members intend that the Company not be a partnership (including a limited partnership), joint venture, association or other co-operative entity and nothing in this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof and no actions taken by the Parties under this Agreement or any such other document shall constitute a partnership (including a limited partnership), joint venture, association or other co-operative entity between any of the Parties or constitute any Party the agent of any other Party for any purpose, other than for U.S. federal, state and local tax purposes.

Section 13.12. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.

Section 13.13. Third Party Beneficiaries. Except as provided in Article IX and the Intellectual Property Agreements, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 13.14. No Third Party Liability. This Agreement may only be enforced against the Parties. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Parties; and no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 13.15. Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Parties, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

Section 13.16. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate

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remedy at law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

Section 13.17. Time of the Essence. The Parties agree that time shall be of the essence in the performance of this Agreement.

Section 13.18. Exculpation Among Members. Each Member acknowledges that it is not relying upon any other Person in making its investment or decision to invest in the Company (other than the Company pursuant to any written agreement). Each Member agrees that no Member nor their respective Affiliates, controlling persons, officers, directors, managers, partners, agents or employees of any Member shall be liable to any other Member for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with their purchase or acquisition of any Membership Units, except with respect to breaches of any Transaction Documents.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS HEREOF, the Parties have duly executed this Agreement as of the date first above written.

THE COMPANY

ALBANY SAFRAN COMPOSITES, LLC

By:	/s/ Joseph G. Morone
	Name:	Joseph G. Morone
	Title:	President

 [Signature Page to A&R LLC Agreement]

MEMBERS

ALBANY ENGINEERED COMPOSITES, INC.

By:	/s/ Brian S. Coffenberry
	Name:	Brian S. Coffenberry
	Title:	President

 [Signature Page to A&R LLC Agreement]

SAFRAN AEROSPACE COMPOSITES, INC.

By:	/s/ Orsini Jean-Jacques
	Name:	Orsini Jean-Jacques
	Title:	President

 [Signature Page to A&R LLC Agreement]

And solely with respect to its obligations under Section 3.09, Section 12.02 and Article XIII,

ALBANY INTERNATIONAL CORP.

By:	/s/ Joseph G. Morone
	Name:	Joseph G. Morone
	Title:	President and Chief Executive Officer

 [Signature Page to A&R LLC Agreement]

And solely with respect to its obligations under Section 7.05(h), Section 7.05(i) and Article XII and Article XIII

SAFRAN S.A.

By:	/s/ M. Ventre
	Name:	M. Ventre
	Title:	Safran COO

 [Signature Page to A&R LLC Agreement]

SCHEDULE A

NAMES AND ADDRESSES OF PARTIES

Party	Address
Albany Engineered Composites, Inc.	85 Innovation Drive, Rochester, NH 03867
Safran Aerospace Composites, Inc.	85 Innovation Drive, Rochester, NH 03867
Albany International Corp.	216 Airport Drive, Rochester, NH 03867
Safran S.A.	2, boulevard du Général Martial Valin, 75724 Paris Cedex 15, France

A-1

SCHEDULE B

CAPITAL CONTRIBUTIONS AND MEMBERSHIP UNITS

Member	Value of Capital Contribution	Preferred Capital	Common Capital	Form of Capital Contribution	Preferred Membership Units	% Preferred	Common Membership Units	% Common
Albany	$280,000,000	$28,000,000	$252,000,000	Property	1	100%	900	90%
Safran	$28,000,000	0	$28,000,000	Cash	0	0%	100	10%

B-1

ANNEX I

Existing Supply Agreement

1.	Long Term Supply Agreement, dated as of June 1, 2008, between Messier-Dowty LTD, Albany Engineered Composites, Inc. and Albany International Corp.
Annex I - 1

ANNEX II

Enterprise Values of the Company

Quarter	Enterprise Value ($ millions)
4Q 2012	280.0
1Q 2013	281.5
2Q 2013	283.1
3Q 2013	284.6
4Q 2013	286.1
1Q 2014	286.3
2Q 2014	286.4
3Q 2014	286.6
4Q 2014	286.7
1Q 2015	288.5
2Q 2015	290.3
3Q 2015	292.0
4Q 2015	293.8
1Q 2016	297.0
2Q 2016	300.2
3Q 2016	303.4
4Q 2016	306.6
1Q 2017	311.8
2Q 2017	317.0
3Q 2017	322.1
4Q 2017	327.3
1Q 2018	334.0
2Q 2018	340.7
3Q 2018	347.4
4Q 2018	354.0
1Q 2019	357.3
2Q 2019	360.5
3Q 2019	363.7
4Q2019	367.0
2020 and onwards	367.0

Annex II - 1

ANNEX III

Initial Material Milestones

Capital Expenditure Targets

2014	$8,300,000
2015	$4,900,000
2016	$2,700,000
2017	$2,000,000
2018	$9,200,000

Minimum Hiring Targets (FTE)

2014	20
2015	28
2016	67
2017	71
2018	160

Annex III - 1